Exhibit 4.5

PPG INDUSTRIES

EMPLOYEE SAVINGS PLAN

As Amended and Restated

Effective January 1, 2011

Except Where Otherwise Noted

TABLE OF CONTENTS

		PAGE
ADOPTION OF AMENDMENTS

DEFINITIONS		1

SECTION 1	PARTICIPATION	1.1

SECTION 2	EMPLOYEE SAVINGS AND/OR ELECTIVE DEFERRALS	2.1

SECTION 3	MATCHING CONTRIBUTIONS AND ANNUAL COMPANY CONTRIBUTION	3.1

SECTION 4	INVESTMENT OF EMPLOYEE SAVINGS, ELECTIVE DEFERRALS, CATCH-UP CONTRIBUTIONS AND ROLLOVERS	4.1

SECTION 5	INVESTMENT OF MATCHING CONTRIBUTIONS AND ANNUAL COMPANY CONTRIBUTION	5.1

SECTION 6	FORMATION OF 24-MONTH HOLD CLASS AND ACCUMULATED MATURE MONTHS CLASS	6.1

SECTION 7	VESTING OF MATCHING CONTRIBUTIONS	7.1

SECTION 8	LOANS TO PARTICIPANTS	8.1

SECTION 9	WITHDRAWALS DURING EMPLOYMENT	9.1

SECTION 10	DISTRIBUTION UPON TERMINATION OF EMPLOYMENT AND OTHER SPECIFIC EVENTS	10.1

SECTION 11	PAYMENT OF DISTRIBUTIONS	11.1

SECTION 12	INVESTMENT FUNDS AND RIGHTS OF PARTICIPANTS	12.1

SECTION 13	DESIGNATION OF BENEFICIARIES IN THE EVENT OF DEATH	13.1

SECTION 14	NONASSIGNABILITY	14.1

SECTION 15	TRUSTEE, ADMINISTRATION, FUNDING AND INVESTMENT POLICY OF THE PLAN	15.1

SECTION 16	LIMITATION ON CONTRIBUTION AND BENEFITS	16.1

SECTION 17	TOP HEAVY PROVISIONS	17.1

SECTION 18	SPECIAL RULES FOR EMPLOYEES IN PUERTO RICO	18.1

HISTORY

PPG Industries, Inc. (referred to herein as “PPG”), on behalf of itself and as agent for certain of its Subsidiary Corporation and Affiliates, established the PPG Industries Employee Savings Plan (“Savings Plan”) effective July 1, 1965. The purpose of the Savings Plan has been to encourage Eligible Employees to save a part of their compensation systematically and to enable them to acquire a stock interest in PPG.

Effective December 1, 1988, the Savings Plan and its Trust was converted to an employee stock ownership plan and, on August 9, 1989, the Savings Plan received a favorable Determination Letter from the Internal Revenue Service that the Savings Plan, as amended through November 29, 1988, and as further amended March 28, 1989, met the requirements of Code Sections 401(a), 401(k) and 4975(e)(7).

Effective July 1, 1988, PPG established the PPG Industries Employee Savings Plan II (“Savings Plan II”), and effective December 1, 1988, Savings Plan II and its Trust was converted to an employee stock ownership plan, and, on August 9, 1989 and January 30, 1990, the Internal Revenue Service issued determination letters establishing that Savings Plan II, as amended through November 29, 1988, met the requirements of Code Sections 401(a), 401(k) and 4975(e)(7).

Effective May 15, 1991, the Savings Plan and Savings Plan II were merged in accordance with Code Section 414(1), and the resulting plan was named “The PPG Industries, Inc. Employee Savings Plan.” (Hereinafter: “Plan.”)

On July 8, 1995, the Internal Revenue Service issued a favorable letter of determination establishing that the Plan as amended through April 6, 1995 continued to meet the requirements of Code Sections 401(a), 401(k) and 4975(e)(7).

On November 7, 2002, the Internal Revenue Service issued a favorable letter of determination establishing that the Plan as amended through February 25, 2002 continued to meet the requirements of Code Sections 401(a), 401(k) and 4975(e)(7).

Effective as of January 1, 2006, the Plan was amended and restated in its entirety.

Effective as of January 1, 2009, the Plan was amended and restated in its entirety.

Effective January 1, 2011, the Plan is amended and restated in its entirety as set forth herein.

DEFINITIONS

As used in the Plan, unless a different meaning is provided or clearly required by the context, the following words and phrases shall have the meaning as set forth below:

ACCOUNT means the undivided interest of a Participant attributable to any Participant Savings, Participant Elective Deferrals, Company Contributions and Catch-Up Contributions, in each case increased by any Gain or reduced by any Loss thereon. Participants’ Accounts are valued on a daily basis.

ACCUMULATED MATURE MONTHS CLASS means a separately identified period formed pursuant to Section 6.2 for:

(a)	Savings, Elective Deferrals, Company Contributions and Catch-Up Contributions, with respect to each month; and

(b)	The Gain or Loss of such Savings, Elective Deferrals, Company Contributions and Catch-Up Contributions.

ACQUISITION LOAN means a loan (or other extension of credit) that is used to finance the acquisition of PPG Stock, which loan may constitute an extension of credit to the Trust from or which may be guaranteed by a disqualified person as defined in ERISA and that satisfies the requirements of Treasury Regulation Section 54.4975-7(b).

ADMINISTRATOR means the Director of HR Services and Benefits of the Corporation or his successor.

AFFILIATE means any business entity, other than a Subsidiary Corporation, in which PPG has an equity interest.

ALLOCATED SHARE means PPG Stock that has been released from the Released But Not Allocated Account.

ALTERNATE PAYEE means any Spouse, former Spouse, child or dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

ANNUAL COMPANY CONTRIBUTION means a contribution to the Plan made by the Corporation (other than Matching Contributions) from general operating funds of the Corporation and allocated to Participants’ Accounts under the terms of the Plan in effect prior to January 1, 1999.

APPLICABLE INDIVIDUAL means, for purposes of Section 4.3, any Participant, any Alternate Payee under a qualified domestic relations order who has an Account under the Plan and a Beneficiary of a deceased Participant.

BENEFICIARY means the person(s) to whom a deceased Participant’s total vested Account is payable as provided in Section 13. For purposes of this definition the word “person” is limited to any person(s), a trust or a Participant’s estate.

BENEFITS INVESTMENT COMMITTEE means a committee appointed by the Executive Committee that, pursuant to delegation from the Executive Committee, has certain responsibilities with respect to the control and management of the investments of the Plan.

BOARD means the Board of Directors of PPG.

CASUAL EMPLOYEE means an employee classified by PPG as a “casual employee.” A Casual Employee is not eligible to participate in the Plan notwithstanding any reclassification of such employment status by a governmental authority or as a result of any legal proceeding unless necessary to maintain the qualified status of the Plan.

CATCH-UP CONTRIBUTIONS means the contributions that are made by a Participant pursuant to Section 2.6 and 2.8 of the Plan.

CIRCLEVILLE RETIREMENT INCENTIVE CONTRIBUTION means the Company Contribution set forth in Section 3.6.

CIRCLEVILLE RETIREMENT INCENTIVE PAYMENT means the retirement incentive payment made to a Circleville Retirement Incentive Program Participant, if any, that is equal to the difference between $20,000 and the Circleville Retirement Incentive Contribution.

CIRCLEVILLE RETIREMENT INCENTIVE PROGRAM PARTICIPANT means a Participant who is covered by the Collective Bargaining Agreement at the Circleville facility between PPG and International Chemical Workers Union Council, Local No. 776-C and who retires pursuant to the terms of the Memorandum of Agreement dated July 16, 2006 between PPG and International Chemical Workers Union Council, Local No. 776-C.

CLEVELAND 2009 RETIREMENT INCENTIVE CONTRIBUTION means the Company Contribution set forth in Section 3.5.

CLEVELAND 2009 RETIREMENT INCENTIVE PAYMENT means the retirement incentive payment made to a Cleveland 2009 Retirement Incentive Program Participant, which is equal to the difference between $30,000 and the Cleveland 2009 Retirement Incentive Contribution.

CLEVELAND 2009 RETIREMENT INCENTIVE PROGRAM PARTICIPANT means a Participant who is employed at the Corporation’s Cleveland facility and who (a) as of December 31, 2008, (1) has obtained age 55 and completed ten years of continuous service with the Corporation or (2) has obtained age 62 and (b) elects, in the manner and form prescribed by the Administrator, to, and does, retire effective either February 1, 2009 or March 1, 2009. Notwithstanding the foregoing, the number of Cleveland 2009 Retirement Incentive Program Participants shall not exceed 20. If the number of Cleveland 2009 Retirement Incentive Program Participants otherwise exceeds 20, only the 20 such Participants with the greatest seniority, as determined by the Corporation, shall be Cleveland 2009 Retirement Incentive Program Participants.

CLEVELAND 2011 RETIREMENT INCENTIVE CONTRIBUTION means the Company Contribution set forth in Section 3.9.

CLEVELAND 2011 RETIREMENT INCENTIVE PAYMENT means the retirement incentive payment made to a Cleveland 2011 Retirement Incentive Program Participant, which is equal to the difference between $25,000 and the Cleveland 2011 Retirement Incentive Contribution.

CLEVELAND 2011 RETIREMENT INCENTIVE PROGRAM PARTICIPANT means a Participant who is employed at the Corporation’s Cleveland facility and who (a) as of December 31, 2010, (1) has obtained age 55 and completed ten years of continuous service with the Corporation or (2) has obtained age 62 and (b) elects, in the manner and form prescribed by the Administrator, to, and does, retire effective February 1, 2011. Notwithstanding the foregoing, the number of Cleveland 2011 Retirement Incentive Program Participants shall not exceed 20. If the number of Cleveland 2011 Retirement Incentive Program Participants otherwise exceeds 20, only the 20 such Participants with the greatest seniority, as determined by the Corporation, shall be Cleveland 2011 Retirement Incentive Program Participants.

CODE means the Internal Revenue Code of 1986, and amendments thereto.

COLLECTIVE BARGAINING AGREEMENT means the current labor contract between PPG and the collective bargaining agent representing employees in an Eligible Bargaining Unit.

COLLECTIVE INVESTMENT FUND means a common or commingled trust fund available only to pension trusts and profit-sharing trusts that meet the requirements of Code Section 401(a) and related sections of the Code or corresponding provisions of the specific income tax laws of the United States.

COMMON STOCK means shares of or interests in any or all of the following:

(a)	Common stocks; and

(b)	Securities convertible into common stock; and

(c)	Mutual Funds; and

(d)	Collective Investment Fund that invests primarily in common stocks.

COMMUTER BENEFIT means any amount that is contributed or deferred by the Corporation at the election of an Eligible Employee and that is not includible in gross income of the Eligible Employee by reason of Code Section 132(f)(4).

COMPANY CONTRIBUTIONS means Matching Contributions, Annual Company Contributions, RS CoGen Safe Harbor Non-Matching Contributions, contributions made to former employees of International Polarizer, Circleville Retirement Incentive Contributions, Cleveland 2009 Retirement Incentive Contributions, Cleveland 2011 Retirement Incentive Contributions, Delaware 2010 Supplemental Contributions and Springdale Retirement Incentive Contributions.

CONFIRMED ELECTION has the meaning assigned to that term in Section 4.2(b).

CORPORATION means PPG Industries, Inc. and any Subsidiary Corporation and any Affiliate designated by the Employee Benefits Committee as eligible to participate in the Plan, and which, by proper authorization of the Board of Directors or other governing body of such Subsidiary Corporation or Affiliate, elects to participate in the Plan. The term “Corporation” shall include any Participating Employers designated by the Employee Benefits Committee as eligible to participate and which, by proper authorization of such designated Participating Employer’s board of directors or other governing body, elects to participate in the multiple employer plan thereby established by such designation.

CURRENT MARKET VALUE means:

(a)	With respect to Mutual Funds or Collective Investment Funds, the net asset value, as determined by the Fund Manager Trustee, on a specified business date; plus

(b)	The bid prices generally accepted as official on a specified business date or, if no bid prices are quoted on such date, the closing prices generally accepted as official on such date, as determined by the Fund Manager Trustee, of all income investments in such Fund; plus

(c)	Any uninvested cash and cash equivalents (including commercial paper) held by the Fund Manager Trustee in such Fund.

(d)	With respect to the PPG Stock Fund, the net asset value as determined by the Fund Manager Trustee on a specified business date.

DAILY VALUATION means the update of Participants’ Accounts each business day based on market activity as of the close of the previous New York Stock Exchange business day, the requested transactions confirmed the previous business day and any payroll transactions posted to a Participant’s Account, including Savings, Elective Deferrals, Company Contributions, Catch-Up Contributions, Roth Elective Deferrals and loan payments.

DEFERRED COMPENSATION PLAN means the PPG Industries, Inc. Deferred Compensation Plan, as amended from time to time.

DELAWARE 2010 SUPPLEMENTAL CONTRIBUTION means the Company Contribution set forth in Section 3.8.

DIRECT ROLLOVER means, for purposes of Section 11.5, a payment by the Plan to the Eligible Retirement Plan or the Eligible Retirement Plan’s trustee specified by the Distributee. A Distributee may designate only one Eligible Retirement Plan per distribution to receive a Direct Rollover.

DISTRIBUTEE means, for purposes of Section 11.5, an employee or former employee, the employee’s or former employee’s surviving Spouse, the employee’s or former employee’s Spouse or former Spouse who is the Alternate Payee under a qualified domestic relations order, as defined in Code Section 414(p), and an individual who is a designated beneficiary of the Participant (as defined in Code Section 401(a)(9)(E)) and who is not the surviving Spouse of the Participant.

DIVIDENDS mean cash distributions properly authorized to be paid with respect to PPG Stock or the Funds in Section 12.

EARNINGS means any or all of the following:

(a)	Dividends and interest accrued and net gain realized by the Fund Manager or ESOP Trustee on PPG Stock.

(b)	Dividends, interest, capital gains and other income accrued and net gain realized by the Fund Manager Trustee on investments in the Funds other than the PPG Stock Fund.

ELECTIVE DEFERRALS means contributions made to the Plan by the Corporation at the election of the Participant pursuant to Sections 2.1 in lieu of cash compensation. Elective Deferrals with respect to any pay period shall be withheld from a Participant’s Eligible Earnings.

ELIGIBLE BARGAINING UNIT means the bargaining unit covered by the Collective Bargaining Agreement between PPG Industries, Inc. or PPG Architectural Finishes, Inc. and a collective bargaining agent representing employees designated by the Employee Benefits Committee as eligible to participate in the Plan.

ELIGIBLE EARNINGS means:

(a)	Except as provided in paragraphs (b) through (d) below, a Participant’s Eligible Monthly Salary or Eligible Monthly Wage, whichever is applicable, plus Eligible Lump Sum Payments as approved by the Employee Benefits Committee.

(b)	Notwithstanding the foregoing, for a Participant who is employed by RS CoGen LLC, “Eligible Earnings” means such Participant’s Compensation, within the meaning of Treasury Regulation Section 1.415-2(d).

(c)	In no event shall a Participant’s Eligible Earnings in excess of $245,000 divided by 12 for any Plan Year beginning on and after January 1, 2009 be considered, except that such dollar limit for any Plan Year shall be automatically adjusted to then-applicable limit under Code Section 401(a)(17) divided by 12; the applicable limit for a Plan Year shall be the limit in effect on the January 1 coincident with the first day of the Plan Year unless otherwise provided in Code Section 401(a)(17) and the regulations thereunder.

(d)	Notwithstanding the foregoing, the Eligible Earnings of Circleville Retirement Incentive Program Participants shall include the Circleville Retirement Incentive Payment, the Eligible Earnings of Cleveland 2009 Retirement Incentive Program Participants shall include the Cleveland 2009 Retirement Incentive Payment, the Eligible Earnings of Springdale Retirement Incentive Program Participants shall include the Springdale Retirement Incentive Payment and the Eligible Earnings of Cleveland 2011 Retirement Incentive Program Participants shall include the Cleveland 2011 Retirement Incentive Payment.

ELIGIBLE DELAWARE UNION PLAN PARTICIPANT means a Participant who is covered by the Collective Bargaining Agreement at the Delaware facility between PPG and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and it local Union No. 1588 and who is employed by PPG on February 26, 2010.

ELIGIBLE EMPLOYEE means any person who meets the eligibility conditions set forth in Section 1 and (a) who is employed by the Corporation, who is employed by a Subsidiary Corporation that the Employee Benefits Committee has designated as eligible to participate, (b) who is a member of a class of designated United States citizens or foreign nationals employed by a foreign Subsidiary Corporation or a foreign Affiliate or (c) who is an employee of the Corporation or a Subsidiary Corporation, is designated by the Corporation as eligible for the Zenith benefit program and is hired, rehired or transferred into the Zenith benefit program on or after June 1, 2010. Notwithstanding the foregoing, Eligible Employee does not include an individual who:

(a)	Is neither a salaried employee nor a wage employee; or

(b)	Is not paid by the Corporation or by a foreign Subsidiary Corporation or foreign Affiliate; or

(c)	Is in a unit of employees covered by a collective bargaining agreement with a labor union where the collective bargaining agreement does not specifically provides for participation in the Plan (i.e., Eligible Bargaining Unit, as defined above); or

(d)	Is a Casual Employee, a co-operative education student, a contract worker, any person classified as an independent contractor pursuant to an agreement between the Corporation and the person regardless of the classification placed on such person by the Internal Revenue Service or other governmental agency or by a court of competent jurisdiction, a consultant or other individual deemed ineligible under Section 15.2; or

(e)	Is an individual who is hired on or after September 1, 2006 and who becomes, on the date of hire, a member of the Utility Crew at PPG’s Lake Charles, Louisiana plant.

ELIGIBLE HOURLY WAGE means, with respect to any Plan Year, the straight-time hourly base rate determined in accordance with either paragraph (a), (b) or (c) below.

(a)	The straight-time hourly base rate applicable to an Eligible Employee as of the first day of the first pay period for each month; or

(b)	The straight-time hourly base rate applicable to an Eligible Employee as of the December 1, immediately preceding the current Plan Year; or

(c)	The straight-time hourly base rate applicable to an Eligible Employee as of the current pay period.

The term shall not include payments made pursuant to the PPG Industries, Inc. Severance Plan For Hourly Employees, Cleveland, Ohio, commissions, incentive compensation, earnings growth awards, bonuses, overtime or extended workweek premiums, cost-of-living allowances, foreign service allowances, shift or other premiums, deferred compensation (other than Elective Deferrals), security benefit account contributions, payments under consulting or advisory agreements or any other special payments, fees or allowances.

Effective January 1, 2009 through March 31, 2010, any temporary reduction in the straight-time hourly base rate of a Participant, pursuant to the Fiber Glass business unit temporary compensation reduction program, who is not a member of an Eligible Bargaining Unit shall be disregarded in determining such Participant’s Eligible Hourly Wage, and such Participant’s Eligible Hourly Wage shall be determined without regard to such temporary reduction.

ELIGIBLE LUMP SUM PAYMENT means a lump sum payment to a Performance Glazings P&M Participant made on or after January 1, 1993 in lieu of a merit increase.

ELIGIBLE MONTHLY SALARY means:

(a)	For Participants who are not members of an Eligible Bargaining Unit, the monthly base salary paid by the Corporation:

(1)	Including:

(A)	Elective Deferrals and Catch-Up Contributions; and

(B)	Any amounts designated by the Participant as a salary reduction for purposes of:

(i)	Payment of the premium for medical and dental coverage under a health maintenance organization or under the terms of PPG’s Medical Expense Plan for Salaried Employees; or

(ii)	Payment for the premium of vision coverage under the Fashion Plus Vision Plan; or

(iii)	Payments into the Participant’s Employee Benefit Account; or

(iv)	Payments into the Commuter Benefit, as defined under the Definitions Section of the Plan; and

(C)	Payments made pursuant to the PPG Industries, Inc. Salary Continuance Plan; and

(D)	Designated incentive, sales incentive and commission plans

applicable to Participants who were acquired employees from Keeler and Long, Porter Paints, PRC DeSoto, Wattyl and Monarch.

(2)	Excluding, unless otherwise specified in paragraph (1) above, payments made pursuant to the PPG Industries, Inc. Salaried Severance Plan and, effective September 1, 2000, payments made under Section 4.7 of the Noncontributory Retirement Plan for Salaried Employee of PPF Industries, Inc. (Appendix 1 of the PPG Industries, Inc. Retirement Income Plan), salary deferrals under the Deferred Compensation Plan, commissions, incentive compensation, bonuses, overtime, extended workweek premiums, cost-of-living allowances, shift premiums, other premiums, deferred compensation, payments under consulting agreements or independent contractor agreements, payments under advisory agreements and any other special payments, fees or allowances.

(b)	For Participants who are paid a salary and who are members of an Eligible Bargaining Unit, with respect to any Plan Year, the base monthly salary paid to an Eligible Employee, including Elective Deferrals, Catch-Up Contributions, Commuter Benefits and payments under Code Section 125, if applicable, but excluding commissions, incentive compensation, bonuses, overtime, extended workweek premiums, cost-of-living allowances, shift premiums, other premiums, deferred compensations, payments under consulting agreements, payments under advisory agreements and any other special payments, fees or allowances, determined in accordance with either paragraph (1) or (2) below.

(1)	The base monthly salary, as defined above, effective as of the first day of each month; or

(2)	The base monthly salary, as defined above, effective as of the December 1 immediately preceding the current Plan Year.

(c)	Notwithstanding the foregoing, for a Participant who is employed as an outside sales representative in the PPG Architectural Finishes Strategic Business Unit, for the period from January 1, 2007 to December 31, 2007, “Eligible Monthly Salary” will be two times the amount determined above.

(d)	Notwithstanding the foregoing, for a Participant who is employed by Keeler & Long, Inc. as a commissioned sales employee, effective January 1, 1998, “Eligible Monthly Salary” for any month is the greater of (1) the Participant’s draw for such month or (2) the commissions the Participant earned for such month.

(e)	Effective January 1, 2009 through March 31, 2010, any temporary reduction in the monthly base salary of a Participant, pursuant to the Fiber Glass business unit temporary compensation reduction program, who is not a member of an Eligible Bargaining Unit shall be disregarded in determining such Participant’s Eligible Monthly Salary, and such Participant’s Eligible Monthly Salary shall be determined with regard to such temporary reduction.

ELIGIBLE MONTHLY WAGE means a Participant’s Eligible Hourly Wage multiplied by 173.3.

ELIGIBLE RETIREMENT PLAN means an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b), an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan and effective January 1, 2008, a Roth individual retirement account or annuity under Code Section 408A that accepts the Distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the Alternate Payee under a qualified domestic relations order, as defined in Code Section 414(p). Effective January 1, 2007, Eligible Retirement Plan shall mean, with respect to an individual who is a designated beneficiary of the Participant (as defined in Code Section 401(a)(9)(E)) and who is not the surviving Spouse of the Participant, an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b) or effective January 1, 2008, a Roth individual retirement account or annuity under Code Section 408A.

ELIGIBLE ROLLOVER DISTRIBUTION means any distribution of all or any taxable portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary or for a specified period of ten years or more, (b) any distribution to the extent such distribution is required under Code Section 401(a)(9), (c) any hardship distribution described in Code Section 401(k)(2)(B)(i)(iv) and (d) any amount that is distributed on account of a hardship. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of Savings contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), a qualified defined contribution plan, effective January 1, 2007, a qualified defined benefit plan described in Code Section 401(a) or 403(a) or an annuity contract described in Code Section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

EMPLOYEE BENEFIT ACCOUNT means a personal flexible spending account funded by employee contributions that can be used to reimburse eligible health care and dependent care expenses.

EMPLOYEE BENEFITS COMMITTEE means a committee appointed by the Executive Committee charged generally with the responsibility for establishing, maintaining and amending PPG’s employee benefit programs.

EMPLOYER SECURITIES means stock described in Code Section 4975(e)(8) or in Treasury Regulation Section 54.4975-12.

EQUIVALENT SHARES means a method of ownership measurement for a Participant’s interest in the PPG Stock Fund by the use of unit accounting. Equivalent shares are determined by multiplying the number of units in the Participant’s account by the Net Asset Value divided by the closing price per share of PPG Stock.

ERISA means the Employee Retirement Income Security Act of 1974 and amendments thereto.

ESOP TRUSTEE means the corporation or association designated pursuant to the provisions of Section 15.1 to serve as a Trustee of the Unallocated Shares in the Suspense Account and of the Released But Not Allocated Account.

EXECUTIVE COMMITTEE means a committee appointed by the Board charged generally with responsibility for determining, among other things, corporate policies and objectives.

FIBERGLASS P&M PARTICIPANT means a Participant working as a production or maintenance employee at a unit within the Fiberglass business (Shelby/Lexington/Chester) who is not covered by a collective bargaining agreement.

FUND or FUNDS means one or more of the investment funds designated pursuant to Section 12.2.

FUND MANAGER TRUSTEE means the corporation or association designated pursuant to the provisions of Section 15.1 to serve as a Trustee under the Plan.

GAIN or LOSS means:

(a)	When the Current Market Value of a Participant’s interest in any Fund provided for hereunder exceeds the total Savings, Elective Deferrals, Catch-Up Contributions and Company Contributions credited to that Fund on behalf of such Participant on a specified date, the difference is Gain.

(b)	When the total Savings, Elective Deferrals, Catch-Up Contributions and Company Contributions credited to any Fund on behalf of a Participant exceeds the Current Market Value of such Participant’s interest in that Fund on a specified date, the difference is Loss.

GROSS WAGES means taxable compensation for a Plan Year reportable by the Corporation on the Participant’s IRS Form W-2, excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits and including salary reduction contributions made by the Participant to a PPG-sponsored cafeteria plan, qualified transportation fringe, simplified employee pension 401(k) or 402(b) plan. Gross Wages for the first year of eligible Plan participation will be measured only for that portion of the Participant’s initial Plan Year that the Participant is eligible.

HARDSHIP means an immediate and heavy financial need of a Participant as a result of expenses related to:

(a)	Costs directly related to the purchase of the Participant’s principal residence, excluding mortgage payments; or

(b)	Payment of tuition, room and board and related educational fees for the next 12 months of post-secondary education for the Participant, his Spouse, children, dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) or Beneficiary; or

(c)	Expenses for (or necessary to obtain) medical care that would be deductible by the Participant under Code Section 213(d) (determined without regard to whether such expenses exceed 7.5% of adjusted gross income); or

(d)	Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; or

(e)	Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, child, dependent (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)) or Beneficiary; or

(f)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

HIGHLY COMPENSATED EMPLOYEE shall mean each Eligible Employee who is eligible to have Elective Deferrals made to the Plan on his behalf as provided in Section 2.1 and who is either a highly compensated active employee or a highly compensated former employee.

(a)	A “highly compensated active employee” for any determination year includes any employee who performs service for the Corporation during the determination year and who (1) is a 5% owner of the Corporation at any time during the determination year of look-back year or (2) received compensation from the Corporation during the look-back year in excess of $110,000 (as adjusted pursuant to Code Section 414(q)). If the employer, by written action of an elected officer, makes an election in a manner consistent with IRS Notice 97-45 (or such other manner as may be required by an notice, law or regulation in effect at the time of such an election), clause (2) in the preceding sentence shall be limited to those employees who are in the top 20% of employees ranked on the basis of compensation for such look-back year.

(b)	A “highly compensated former employee” includes any employee who separated from service (or was deemed to have separated from service) prior to the determination year, performs no service for the Corporation during the determination year and was a highly compensated active employee for either the separation year or any determination year ending on or after the employee’s 55th birthday.

The determination of who is a highly compensated employee will be made in accordance with Code Section 414(q) and the regulations and rulings there under. For purposes of this Section, the “determination year” is the Plan Year, the “look-back year” is the 12-month period immediately preceding the determination year and “compensation” shall have the meaning that is set forth in Code Section 414(q)(4).

HOUR OF SERVICE means:

(a)	Each hour for which a Participant is directly or indirectly compensated or entitled to compensation by the Corporation or any entity required to be aggregated with the Corporation under Code Section 414(b), (c), (m) or (o) for the performance of duties during the Plan Year (these hours will be credited to the Participant for the Plan Year in which the duties are performed); or

(b)	Each hour for which a Participant is directly or indirectly compensated or entitled to compensation by the Corporation or any entity required to be aggregated with the Corporation under Code Section 414(b), (c), (m) or (o) (irrespective of whether the employment relationship has terminated) for reasons other than the performance of duties (such as vacation, holidays, sickness, incapacity (including disability), jury duty, lay-off, military duty or leave of absence) during the Plan Year (these hours will be calculated and credited pursuant to Department of Labor Regulation Section 2530.200b-2, which is incorporated herein by reference); or

(c)	Each hour for which back pay is awarded or agreed to by the Corporation or any entity required to be aggregated with the Corporation under Code Section 414(b), (c), (m) or (o) without regard to mitigation of damages (these hours will be credited to the Participant for the Plan Year or Plan Years to which the award or agreement pertains rather than the Plan Year in which the award, agreement or payment is made).

The same Hours of Service shall not be credited both under paragraph (a) or (b), as the case may be, and under paragraph (c).

Notwithstanding paragraph (b) above, (1) no more than 501 Hours of Service are required to be credited to a Participant on account of any single continuous period during which the Participant performs no duties (whether or not such period occurs in a single computation period); (2) an hour for which a Participant is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Participant if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws; and (3) Hours of Service are not required to be credited for a payment that solely reimburses a Participant for medical or medically related expenses incurred by the Participant. Furthermore, for purposes of paragraph (b) above, a payment shall be deemed to be made by or due from the Corporation or any entity required to be aggregated with the Corporation under Code Section 414(b), (c), (m) or (o) regardless of whether such payment is made by or due from the Corporation or any entity required to be aggregated with the Corporation under Code Section 414(b), (c), (m) or (o) directly or indirectly through, among others, a trust fund or insurer to which the Corporation or any entity required to be aggregated with the Corporation under Code Section 414(b), (c), (m) or (o) contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of particular Participants or are on behalf of Participants in the aggregate.

Hours of Service will be credited for employment with all entities required to be affiliated with the Corporation under Code Section 414(b), (c), (m) or (o) and for any individual considered to be a Leased Employee pursuant to Code Section 414(n) or 414(o) and the regulations thereunder. Furthermore, the provisions of Department of Labor Regulation Sections 2530.200-2(b) and (c) are incorporated herein by reference.

INVESTMENT OPTION means, for purposes of Section 4.3, not less than three investment options, other than PPG Stock, to which an Applicable Individual may direct the proceeds from the divestment of PPG Stock pursuant to Section 4.3 that, together, constitute a broad range of investment alternatives within the meaning of Department of Labor Regulation Section 2550.404(c).

LOAN PAYMENT means any Company Contributions or Dividends that are directed to repayment of an Acquisition Loan in accordance with Section 3.4.

MATCHING CONTRIBUTIONS means any Matching Contributions made to the Plan by the Corporation for the Plan Year in accordance with Section 3.1 on behalf of Participants and by reason of such Participants’ Savings, Elective Deferrals and/or Roth Elective Deferrals.

MUTUAL FUND means share of or interests in an investment company as defined in the Investment Company Act of 1940, as amended from time to time.

NONCOVERED COMPANY means any corporation, partnership, proprietorship or other employing entity that is not within the definition of the Corporation as defined herein but that is a member of a consolidated group of corporations (within the meaning of Code Section 1563(a)) with any Corporation hereunder or that is a trade or business that is under common control (within the meaning of Code Section 414(c)) with any such Corporation.

NORMAL RETIREMENT AGE means age 65.

PARTICIPANT means an Eligible Employee who has elected to enroll in the Plan in accordance with the provisions of Section 1. Such an employee shall continue as a Participant as long as he has any financial interest in the Plan.

PARTICIPATING EMPLOYER means RS Cogen LLC and each other corporation, joint venture, partnership or other legal entity, including a Subsidiary Corporation or an Affiliate, which is not required to be included in the same controlled group of corporations or trades or business under common control that includes the Corporation in accordance with Code Section 414(b), (c) or (m).

PERFORMANCE GLAZINGS P&M PARTICIPANT means a Participant working as a production or maintenance employee at a unit within the Performance Glazings business who is not covered by a collective bargaining agreement unless such collective bargaining agreement provides for Eligible Lump Sum Payments.

PLAN means the PPG Industries Employee Savings Plan.

PLAN NUMBER means the number assigned to the Plan, Plan # 384.

PLAN YEAR means the calendar year.

PPG means PPG Industries, Inc.

PPG STOCK means Common Stock of PPG.

PPG STOCK FUND means the investment Fund provided for in Section 12.2.

PR-CODE means the Puerto Rico Internal Revenue Code of 1994, as amended.

PROGRESSIVE AVERAGE means an average including the prior year-end balance plus each quarter-end balance to date.

RELEASED BUT NOT ALLOCATED ACCOUNT means a Trust Account containing PPG Stock that has been released from the Suspense Account, but not allocated to Accounts of Participants.

RETIREMENT means:

(a)	Termination of Employment upon or after meeting the eligibility requirements for a pension (other than a deferred vested pension) under the provisions of a retirement plan of the Corporation; or

(b)	Termination of Employment upon or after attaining age 65 regardless of eligibility for a pension.

RETURN ON CAPITAL means the sum of annualized year-to-date net earnings plus 60% annualized year-to-date interest expense divided by the Progressive Average of total capital. Interest expense for this purpose excludes interest income and includes capitalized interest and discounted receivables (where applicable).

RETURN ON EQUITY means the return on average equity determined by dividing net earnings (after deducting minority interest) by average equity determined as of the year preceding each Plan Year.

ROLLOVERS means an Eligible Rollover Distribution, as defined in this Section.

ROTH CATCH-UP CONTRIBUTION means a Catch-Up Contributions that is:

(a)	Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Catch-Up Contribution that is being made in lieu of all or a portion of the pre-tax Catch-Up Contributions the Participant is otherwise eligible to make under the Plan; and

(2)	Treated by the Corporation as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

ROTH ELECTIVE DEFERRAL means an elective deferral that is:

(a)	Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Elective Deferral that is being made in lieu of all or a portion of the before-tax Elective Deferrals the Participant is otherwise eligible to make under the Plan; and

(b)	Treated by the Corporation as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

RS CoGEN SAFE HARBOR NON-MATCHING CONTRIBUTIONS means any contributions made to the Plan by RS CoGen LLC for the Plan Year in accordance with Section 3.2 on behalf of Participants who are employed by RS CoGen LLC.

SAVINGS means contributions to the Plan made by a Participant pursuant to Section 2.2. Savings with respect to any month shall be deducted from a Participant’s Eligible Earnings.

SPOUSE means, with respect to a Participant, a person of the opposite sex of the Participant who is a husband or wife of the Participant.

SPRINGDALE RETIREMENT INCENTIVE CONTRIBUTION means the Company Contribution set forth in Section 3.6.

SPRINGDALE RETIREMENT INCENTIVE PAYMENT means the retirement incentive payment made to a Springdale Retirement Incentive Program Participant, if any, that is equal to the difference between $20,000 and the Springdale Retirement Incentive Contribution.

SPRINGDALE RETIREMENT INCENTIVE PROGRAM PARTICIPANT means a Participant who is covered by the Collective Bargaining Agreement at the Springdale facility between PPG and Local Union No. 112-G, United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC, and who retires pursuant to the terms of the Memorandum of Agreements dated June 21, 2008, February 4, 2009 and May 19, 2010 between PPG and Local Union No. 112-G, United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC.

SPSC means the Savings Plan Service Center, including the secure Internet website.

SUBSIDIARY CORPORATION means any corporation in which more than 50% of the voting stock is owned, directly or indirectly, by PPG. “Voting stock” means stock that entitles the holders thereof to vote for the election of directors.

SUSPENSE ACCOUNT means a Trust Account containing PPG Stock acquired with the proceeds of an Acquisition Loan that has not been released from such account to the Released But Not Allocated Account.

TERMINATION OF EMPLOYMENT means:

(a)	The date a Participant ceases to be an employee of the Corporation by reason of such Participant’s:

(1)	Retirement; or

(2)	Quit; or

(3)	Discharge; or

(4)	Termination for reasons other than quit or discharge; or

(5)	Death.

(b)	For purposes of the Plan only:

(1)	In the case of a Participant who is laid off, Termination of Employment means the day of the month in which the first anniversary of his layoff date occurs, unless the Corporation rehires him.

(2)	In the case of a Participant who is Totally and Permanently Disabled, Termination of Employment means the day of the month in which the Participant is determined to be Totally and Permanently Disabled.

(3)	In the case of a Participant who is granted an unpaid leave of absence, other than a leave of absence to hold a union office, the day of the month in which the first anniversary of the date his leave of absence commenced unless he is reemployed by the Corporation.

(4)	In the case of a Participant who is laid off permanently due to a plant shutdown, the earlier of the date elected by the Participant or the day of the month in which the first anniversary of his layoff date occurs unless he is reemployed by the Corporation.

TOTAL DISTRIBUTION means a distribution to a Participant or a Participant’s Beneficiary within one taxable year of such recipient of the entire balance to the credit of the Participant.

TOTALLY AND PERMANENTLY DISABLED means disability by bodily injury, disease or mental impairment that, based upon medical evidence satisfactory to the Administrator, prevents a Participant from engaging in any regular occupation or employment for profit. Only a Participant who receives benefit payments under any PPG-sponsored long-term disability programs or disability pension from the Corporation shall be considered to be “Totally and Permanently Disabled.”

TRUSTEE means the corporation or association designated pursuant to the provisions of Section 15.1 to serve as Trustee under the Plan.

TWENTY-FOUR MONTH HOLD CLASS means a separately identified, rolling 24-month period formed pursuant to Section 6 for:

(a)	Savings, Elective Deferrals and Catch-Up Contributions; and

(b)	The Gain or Loss of such Savings, Elective Deferrals and Catch-Up Contributions.

UNALLOCATED SHARE means PPG Stock that is being held in the Suspense Account.

ZENITH PARTICIPANT means a Participant who is eligible to participate in the Plan due to his eligibility for the Zenith benefit program.

SECTION 1

PARTICIPATION

1.1	ELIGIBLE EMPLOYEE

(a)	An Eligible Employee may elect to become a Participant as of the first of any month that is coincident with or following his original hire date in accordance with the procedures established by the Administrator.

(b)	Subject to paragraph (a) above and Sections 1.2 and 1.3, an Eligible Employee may elect to become a Participant by contacting the SPSC and enrolling in the Plan (i.e., authorizing payroll deductions from and/or electing to defer receipt of part of his Eligible Earnings) and electing an investment option in accordance with the procedures established by the Administrator.

In the event an Eligible Employee fails to elect an investment option, the Administrator shall reject his election to become a Participant until such Eligible Employee makes such election.

(c)	Notwithstanding any other provision of this Section 1, an Eligible Employee who is a member of an Eligible Bargaining Unit may not elect to become a Participant prior to the date designated in the Collective Bargaining Agreement as the date the bargaining unit becomes an Eligible Bargaining Unit.

(d)	Notwithstanding the foregoing, a Participant may become an Eligible Employee pursuant to the provisions of Section 2.1(b).

(e)	Notwithstanding the foregoing, former employees of Spectratone-Paint Corporation will not become eligible to participate in the Plan until January 1, 2007.

(f)	Notwithstanding the foregoing, former employees of Sierracin Corporation will not become eligible to participate in the Plan until January 1, 2008.

(g)	Notwithstanding the foregoing, former employees of SigmaKalon USA LLC will not become eligible to participate in this Plan until January 1, 2009.

1.2	SUSPENSIONS IN PARTICIPATION

(a)	A Participant who is laid off will be deemed to have suspended his participation in the Plan while he is on layoff. For purposes of the Plan, a Participant who continues on layoff for 12 months and notifies the Corporation of his continued layoff status will be considered to have a Termination of Employment at the end of the 12-month period.

(b)	A Participant who is granted an unpaid leave of absence will be deemed to have suspended his participation in the Plan until he resumes employment or has a

1.1

Termination of Employment. Notwithstanding any provision of this Plan, a Participant shall not be suspended with respect to qualified military service provided in accordance with Code Section 414(u).

(c)	A Participant who receives Accident and Sickness or workers’ compensation benefits will be deemed to have suspended his participation in the Plan until he resumes employment or has a Termination of Employment.

(d)	A Participant who commences 50% Salary Continuance may, at his option, suspend his participation in the Plan until such time as he resumes employment or has a Termination of Employment.

(e)	A Participant who suspends participation in accordance with the above paragraphs and who resumes active employment may elect to re-enter and participate in the Plan at any time after he resumes employment by contacting the SPSC in accordance with the procedures established by the Administrator.

(f)	A Participant may elect at any time to voluntarily suspend his participation in the Plan effective the first of any month by contacting the SPSC in accordance with the procedures established by the Administrator.

(g)	An active Participant will be suspended for the following reasons:

(1)	The Participant withdraws after-tax contributions that have not been in the Plan for 24 months. The Participant shall be suspended for a period of at least six months, in accordance with the procedures established by the Administrator. During the period of suspension, subsequent withdrawals of funds that have not been in the Plan for 24 months will initiate another suspension period of six months, beginning with the month following the effective date of the latest withdrawal.

(2)	The Participant takes a hardship withdrawal. The suspension will for a period of at least six months following the Participant’s receipt of the hardship withdrawal in accordance with the procedures established by the Administrator.

(3)	The Participant defaults on a loan. The Participant will be suspended from contributing to the Plan for at least six months in accordance with the procedures established by the Administrator.

(4)	A Participant who suspends participation in accordance with Section 1.2(g)(1), (2) or (3) may elect to re-enter and participate in the Plan at any time after the suspension period is satisfied by contacting the SPSC in accordance with the procedures established by the Administrator. Effective January 1, 2007, upon expiration of the six month period described in Section 1.2(g)(1), (2) or (3), the Savings, Elective Deferrals and/or Catch-Up Contributions of a Participant will automatically be reinstated unless such Participant elects otherwise in accordance with the procedures established by the Administrator.

1.2

1.3	DETERMINATION OF ELIGIBILITY

The Administrator shall determine the eligibility of each employee for participation in the Plan. Such determination shall be made in accordance with the provisions of the Plan, in a uniform and nondiscriminatory manner, and shall be conclusive and binding upon all persons.

1.4	REHIRE

A Participant whose employment terminates and who is subsequently rehired and becomes an Eligible Employee will be eligible to participate immediately upon such reemployment. The Participant must contact the SPSC to re-enroll in the Plan in accordance with the procedures established by the Administrator.

1.5	TRANSFERS

(a)	In the event a Participant ceases to be an Eligible Employee because he is transferred to a Noncovered Company, a Subsidiary Corporation, an Affiliate or a unit of employees of the Corporation not designated as eligible to participate in the Plan, his Savings, Elective Deferrals, Catch-Up Contributions and Company Contributions shall thereupon cease, but in all other respects the provisions of the Plan shall continue to apply to him as if he were an Eligible Employee except that he shall not be eligible to apply for a loan from his Account. When such Participant is no longer employed by the Corporation, Noncovered Company, Subsidiary or Affiliate, his eligibility for and the amount of the benefits to which he is entitled under the Plan shall be determined in accordance with the provisions of the Plan.

(b)	In the event an employee of the Corporation is transferred and becomes an Eligible Employee, he shall be subject to the same terms and provisions of the Plan as other Eligible Employees.

1.6	LEASED EMPLOYEES

Effective with services performed on and after January 1, 1987, Leased Employees, within the meaning of Code Section 414(n)(2) and as defined in Section 16.2(n), shall be considered as Eligible Employees for purposes of determining the number or identity of Highly Compensated Employees or for purposes of the requirements of Code Section 414(n)(3), but not for any other purpose.

1.7	EFFECT OF PARTICIPATION OF ELIGIBLE EMPLOYEES OF PARTICIPATING EMPLOYERS.

For such period of time that the Eligible Employees of a Participating Employer are Participants in this Plan, this Plan shall be deemed to constitute a “multiple employer plan” within the meaning of Code Section 413(c) and shall be administered and reported accordingly.

1.3

SECTION 2

EMPLOYEE SAVINGS AND/OR ELECTIVE DEFERRALS

2.1	PARTICIPANT ELECTIVE DEFERRALS

(a)	Subject to Section 2.6, if and to the extent an Eligible Employee elects, pursuant to Section 2.2, to pay into the Plan not more than 50% of his Eligible Earnings, he may elect, to such extent, but only in a whole percent, to defer the receipt of his Eligible Earnings and to have such amount paid into the Plan.

In no event will the combination of Elective Deferrals and Savings be more than 50% of Eligible Earnings.

Notwithstanding the foregoing, a Circleville Retirement Incentive Program Participant, a Cleveland 2009 Retirement Incentive Program Participant, a Springdale Retirement Incentive Program Participant or a Cleveland 2011 Retirement Incentive Program Participant may make a separate election under this Section 2.1 with respect to his Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment and such Participant may elect to contribute up to 100% of such Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment in accordance with the terms of this Section 2.1.

(b)	With respect to (1) Participants hired on or after January 1, 2011, (2) Participants hired on or before December 31, 2010 who are eligible for Company Contributions (or who would be eligible for Company Contributions but for Section 3.1(h)) and (3) Zenith Participants, if such Participant or Zenith Participant does not file an Elective Deferral or Savings election or file an election not to defer or save any amount from his Eligible Earnings prior to his Default Election Date (as defined below), he will be deemed to have elected to defer 3% of his Eligible Earnings, effective as soon as administratively practicable thereafter. The foregoing percentage will be increased in increments of 1% on each anniversary of the Participant’s or Zenith Participant’s Default Election Date, up to a maximum of 6% of his Eligible Earnings; provided that, with respect to Participants hired prior to January 1, 2007, such increase shall take effect only upon the election of such Participant in accordance with procedures established by the Administrator. A Participant’s or Zenith Participant’s Default Election Date is the date that is 30 days following the date on which such Participant or Zenith Participant receives notice from the Administrator of his rights under this Section 2.1. A Participant or Zenith Participant may change his deemed election in accordance with Section 2.3.

2.1

2.2	PARTICIPANT SAVINGS

Subject to Section 2.6, an Eligible Employee may elect to pay into the Plan, through payroll deductions authorized by him, not more than 50%, but only in a whole percent, of his Eligible Earnings.

In no event will the combination of Elective Deferrals and Savings be more than 50% of Eligible Earnings.

Notwithstanding the foregoing, a Circleville Retirement Incentive Program Participant, a Cleveland 2009 Retirement Incentive Program Participant, a Springdale Retirement Incentive Program Participant, or a Cleveland 2011 Retirement Incentive Program Participant may make a separate election under this Section 2.2 with respect to his Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment and such Participant may elect to contribute up to 100% of such Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment in accordance with the terms of this Section 2.2. However, in no event may the combination of Elective Deferrals and Savings attributable to a Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment be more than 100% of such Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment, respectively.

2.3	CHANGE IN PERCENTAGE AND DISCONTINUANCE OF SAVINGS AND/OR ELECTIVE DEFERRALS

Subject to Sections 1.2, 2.1 and 2.2, a Participant may elect to change the percentage of his Savings and/or Elective Deferrals effective the first of any month by contacting the SPSC in accordance with the procedures established by the Administrator. For purposes of this Section 2.3, a change to the percentage of a Participant’s Savings and/or Elective Deferrals occurs when a Participant elects to increase or decrease the percentage of his Savings and/or Elective Deferrals.

2.4	MISCELLANEOUS

Savings, Elective Deferrals, Catch-Up Contributions and/or loan repayments shall be paid to the Fund Manager Trustee as soon as administratively practicable in accordance with the procedures established by the Administrator. Company Contributions shall be paid to the Fund Manager Trustee no later than the due date of the Corporation’s federal income tax return, including extensions. All contributions described in this Section 2.4 shall vest immediately and shall be nonforfeitable.

2.2

2.5	LIMITATIONS ON SAVINGS, ELECTIVE DEFERRALS AND CATCH-UP CONTRIBUTIONS

The Administrator may adopt rules that limit the Savings, Elective Deferrals or Catch-Up Contributions that may be contributed either by all Participants or by Highly Compensated Participants in order to ensure compliance with Code Sections 401(a)(4), 401(k), 401(m), 415 and 401(a)(17). Such rules may be adopted to provide for administrative convenience in monitoring such compliance and shall be applied in a uniform and nondiscriminatory manner.

2.6	CATCH-UP CONTRIBUTIONS

Notwithstanding any provisions of the Plan to the contrary, effective as of September 1, 2002, all Participants who will attain at least age 50 on or before the last day of a Plan Year shall be permitted to make Catch-Up Contributions for such Plan Year in accordance with, and subject to the limitations of, Code Section 414(v) and subject to uniform procedures established by the Administrator. Catch-Up Contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. Catch-Up Contributions will not be considered for any purposes as Elective Deferrals and, therefore, will not be considered for purposes of determining the Matching Contributions. In addition, the Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of Catch-Up Contributions.

The Administrator may require a separate election of Catch-Up Contributions as a dollar amount and may impose such other restrictions as it determines from time to time.

2.7	ROTH ELECTIVE DEFERRALS

(a)	General Application

(1)	This Section 2.7 will apply to contributions beginning February 1, 2007.

(2)	Effective February 1, 2007, the Plan will accept Roth Elective Deferrals made on behalf of Participants. A Participant’s Roth Elective Deferrals will be allocated to a separate account maintained for such deferrals as described in Section 2.7(b).

(3)	Unless specifically stated otherwise, Roth Elective Deferrals will be treated as Elective Deferrals for all purposes under the Plan.

(b)	Separate Accounting

(1)	Contributions and withdrawals of Roth Elective Deferrals will be credited and debited to the Roth Elective Deferral Account maintained for each Participant.

2.3

(2)	The Plan will maintain a record of the amount of Roth Elective Deferrals in each Participant’s Account.

(3)	Gains, losses and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Elective Deferral Account and the Participant’s other Accounts under the Plan.

(4)	No contributions other than Roth Elective Deferrals and properly attributable earnings will be credited to each Participant’s Roth Elective Deferral Account.

(c)	Direct Rollovers

(1)	Notwithstanding Section 11.5, a direct rollover of a distribution from a Roth Elective Deferral Account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).

(2)	Notwithstanding Section 4.4, the Plan will accept a rollover contribution to a Roth Elective Deferral Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

(3)	Eligible rollover distributions from a Participant’s Roth Elective Deferral Account are taken into account in determining whether the total amount of the Participant’s Account balances under the Plan exceeds $5,000 for purposes of mandatory distributions from the Plan.

(d)	Correction of Excess Contributions

(1)	In the case of a distribution of Excess Contributions (as defined in Section 16.2), a Highly Compensated Employee may designate the extent to which the excess amount is composed of before-tax Elective Deferrals and Roth Elective Deferrals but only to the extent such types of deferrals were made for the year.

(2)	If the Highly Compensated Employee does not designate which type of Elective Deferrals are to be distributed, the Plan will distribute before-tax Elective Deferrals first.

2.8	ROTH CATCH-UP CONTRIBUTIONS

Roth Catch-Up Contributions will be permitted in accordance with the provisions of Section 2.6. Unless specifically stated otherwise, Roth Catch-Up Contributions will be treated as Catch-Up Contributions for all purposes under the Plan.

2.4

SECTION 3

COMPANY CONTRIBUTIONS

3.1	MATCHING CONTRIBUTIONS

(a)	Effective for Plan Years beginning before January 1, 2007, the Corporation shall contribute the monthly Matching Contributions set forth in this Section 3.1(a) on behalf of each Participant other than those Participants eligible to receive Matching Contributions under Section 3.1(b), (d), (e) or (f), and except to the extent otherwise provided in Section 3.1(c). Participants who are eligible to receive Matching Contributions pursuant to this Section 3.1(a) for a month and who have either Savings or Elective Deferrals or both for such month shall receive Matching Contributions determined by multiplying the Participant’s monthly Savings and/or Elective Deferrals for such month, up to a maximum of 6% of his Eligible Earnings, by a percentage determined as follows:

Return on Capital	Matching Contributions
8.0% to 8.9%	50%
9.0% to 9.9%	55%
10.0% to 10.9%	60%
11.0% to 11.9%	65%
12.0% to 12.9%	70%
13.0% to 13.9%	75%
14.0% to 14.9%	80%
15.0% to 15.9%	85%
16.0% to 16.9%	90%
17.0% to 17.9%	95%
18.0% to 18.9%	100%
19.0% to 19.9%	105%
20.0% to 20.9%	110%
21.0% to 21.9%	115%
22.0% to 22.9%	120%
23.0% and above	125%

The percentage rate of the Matching Contributions under this Section 3.1(a) for the current year is based on the prior year’s Return on Capital. The percentage rate of the Matching Contributions will be effective February 1 of each Plan Year.

Effective for Plan Years beginning on or after January 1, 2007, the Corporation shall contribute monthly Matching Contributions on behalf of Participants other than those Participants eligible to receive Matching Contributions under Section 3.1(b), (d), (e) or (f) and except to the extent otherwise provided in Section 3.1(c). Participants who are eligible to receive Matching Contributions pursuant to this Section 3.1(a) for a month and who have either Savings or

3.1

Elective Deferrals or both for such month shall receive Matching Contributions in an amount equal to a discretionary percentage, to be determined by PPG, of such Savings or Elective Deferrals that are not in excess of a discretionary percentage of such Participant’s Eligible Earnings for such month or a discretionary dollar amount, which such percentage or dollar amount shall be determined by PPG on a uniform basis with respect to all Participants who are employed by PPG.

(b)	The Corporation shall contribute monthly Matching Contributions on behalf of Participants who are employed by RS CoGen LLC. Participants who are eligible to receive Matching Contributions pursuant to this Section 3.1(b) for a month and who have either Savings or Elective Deferrals or both for such month shall receive Matching Contributions determined by multiplying the Participant’s monthly Savings or Elective Deferrals for such month in excess of 3% of such Participant’s Eligible Earnings for such month, up to a maximum of 5% of his Eligible Earnings, by 50%. The Corporation may, in its discretion, contribute additional monthly Matching Contributions on behalf of Participants who are employed by RS CoGen LLC in an amount determined by multiplying the Participant’s monthly Savings or Elective Deferrals for such month in excess of 5% of his Eligible Earnings by a percentage to be determined by the Corporation in its sole discretion (which such percentage may be zero).

(c)	Notwithstanding any language to the contrary, Matching Contributions under Sections 3.1(a) and (b) shall not apply to Catch-Up Contributions under Section 2.6 or Roth Catch-Up Contributions under Section 2.8.

(d)	(1)

Effective December 31, 1996, Matching Contributions shall be discontinued for Participants who are covered by a Collective Bargaining Agreement at Creighton (Production & Maintenance), Mt. Zion and Fresno.

(2)	Effective July 1, 2000, Matching Contributions shall be discontinued for Participants who are covered by the Collective Bargaining Agreement at the Evart facility. Effective September 30, 2008, the Evart facility was sold and Participants at the Evart location ceased to participate in the Plan.

(3)	Matching Contributions for Mt. Zion Participants described in paragraph (1) above shall be resumed effective January 1, 2000 and shall be discontinued effective March 31, 2003.

(4)	Effective January 1, 2001, Matching Contributions shall not apply to Participants who are covered by the PPG Architectural Finishes, Inc. Stores Support benefits program.

(5)	Effective October 1, 2000, Matching Contributions shall not apply to Participants who became eligible to participate in the PPG Auto Glass Retirement Savings Plan.

(6)	Effective January 1, 2006 through July 1, 2008, Matching Contributions

3.2

shall not apply to Participants who are covered by the Collective Bargaining Agreement at the Springdale facility. Effective July 1, 2008, Matching Contributions shall resume for Participants who are covered by the Collective Bargaining Agreement at the Springdale facility if such Participant is employed by the Corporation at the Springdale facility on June 30, 2008. Notwithstanding the foregoing, Participants who are covered by the Collective Bargaining Agreement at the Springdale facility who are hired or rehired on or after June 30, 2008 shall not be eligible to receive Matching Contributions.

(7)	Effective January 1, 2006 and notwithstanding anything to the contrary, Matching Contributions for Participants who are members of the International Brotherhood of Teamsters Local 90 (Des Moines) shall be $0.50 on the first 4% of their Gross Wages.

(8)	Effective February 1, 2006, Matching Contributions shall not apply to Fiberglass P&M Participants hired on or after such date.

(9)	Effective March 1, 2006, Matching Contributions shall not apply to Fiberglass P&M Participants.

(10)	Effective November 1, 2004 for Circleville employees hired on or after November 1, 2004 who become Participants in the Plan, the Matching Contribution shall be 50% of the Matching Contribution otherwise applicable under Section 3.1(a).

(11)	Effective August 18, 2005 (or such later date as may be required by Code Section 411(d)(6)), Matching Contributions for any Participant who is (i) covered by the Collective Bargaining Agreement at the Natrium facility and (ii) hired on or after August 18, 2005, shall be 50% of the Matching Contribution otherwise applicable under Section 3.1(a).

(12)	Effective March 1, 2007, Matching Contributions shall not apply to Participants who are covered by the PPG Architectural Finishes, Inc. Part Time Stores Support benefits program.

(13)	Effective March 1, 2007, Matching Contributions shall not apply to any Participant who is a production and maintenance employee at the Tipton facility hired on or after such date.

(14)	Effective November 1, 2007, Matching Contributions shall not apply to any Participant who is a production and maintenance employee at the Meadville facility hired on or after such date.

(15)	Effective March 1, 2008, Matching Contributions shall not apply to any Participant who is covered by the Collective Bargaining Agreement in effect at the Crestline, Ohio facility.

3.3

(16)	Effective June 1, 2008, the Matching Contribution rate for Participants employed in the Automotive Glass and Services business unit of the Corporation will be $0.50 for each dollar contributed as Savings or Elective Deferrals up to the first 6% of Eligible Earnings.

(17)	Effective November 1, 2007, Matching Contributions shall not apply to any Participant who is covered by the benefits program provided by CRC Industrial Coating and who is hired on or after such date.

(18)	Effective September 27, 2009, Matching Contributions shall be discontinued for Participants who are covered by a Collective Bargaining Agreement at the Circleville facility.

(19)	Notwithstanding any other provision of the Plan, no Matching Contributions shall be made with respect to Savings or Elective Deferrals withheld from employee pay from March 1, 2009 through June 30, 2010.

(e)	Notwithstanding any other provision of the Plan, a Participant who is employed in the North American Packaging Inks business shall not be eligible to receive Matching Contributions under this Section 3.1.

(f)	Notwithstanding the foregoing, no Matching Contributions shall be made with respect to any Elective Deferrals or Savings contributed by a Circleville Retirement Incentive Program Participant, Cleveland 2009 Retirement Incentive Program Participant , Springdale Retirement Incentive Program Participant, or Cleveland 2011 Retirement Incentive Program Participant, which are attributable to such Participant’s Circleville Retirement Incentive Payment, Cleveland 2009 Retirement Incentive Payment, Springdale Retirement Incentive Payment, or Cleveland 2011 Retirement Incentive Payment.

(g)	Matching Contributions shall be fully vested and nonforfeitable and all Matching Contributions shall be subject to the withdrawal restrictions set forth in Section 9.

(h)	Notwithstanding any other provision of the Plan, a Zenith Participant shall not be eligible to receive Matching Contributions under this Section 3.1.

3.2	RS CoGEN SAFE HARBOR NON-MATCHING CONTRIBUTIONS

(a)	The Corporation shall contribute monthly RS CoGen Safe Harbor Non-Matching Contributions on behalf of Participants who are employed by RS CoGen LLC. Participants who are eligible to receive RS CoGen Safe Harbor Non-Matching Contributions pursuant to this Section 3.2 shall receive RS CoGen Safe Harbor Non-Matching Contributions determined by multiplying the Participant’s monthly Eligible Earnings by 3%.

(b)	RS CoGen Safe Harbor Non-Matching Contributions shall be fully vested and nonforfeitable and shall be subject to the withdrawal restrictions set forth in Section 9.

3.4

3.3	PAYMENT OF MATCHING CONTRIBUTIONS AND THE RS CoGEN SAFE HARBOR CONTRIBUTION TO THE PLAN

(a)	The payment of Matching Contributions and the RS CoGen Safe Harbor Contribution may be made, in the discretion of the Corporation or its designee, in the form of either cash, shares of PPG Stock, Loan Payments or some combination of the three. In the event the rate of the Matching Contributions under Section 3.1(a) for any Plan Year has not been finally determined at the time such Contributions are due and owing under the Plan, the Corporation shall estimate such rate and make the Contributions on the basis of the estimated rate. If the estimated rate differs from the actual rate as finally determined, an appropriate adjustment will be made in the next Contribution made under the Plan.

If, and to the extent, payment for any payroll period is made in the form of PPG Stock, the number of shares to be contributed to Participants’ Accounts for the payroll period shall be determined by dividing the amount computed pursuant to the provisions of Sections 3.1 and 3.2 by the New York Stock Exchange closing price on the day the funds are deposited into the Participants’ Accounts.

(b)	To the extent made in the form of shares of PPG Stock, such Company Contributions shall be paid by delivering the shares to the Fund Manager Trustee as soon as practicable but no later than the end of the Plan Year after the determination of the number of shares to be contributed pursuant to the provisions of this paragraph (b). Such shares may be authorized but unissued shares or shares purchased by PPG and held in its treasury.

(c)	To the extent Company Contributions are made in the form of cash, such shall be paid directly to the Fund Manager Trustee as soon as practicable after the amount of cash needed is determined.

3.4	MATCHING CONTRIBUTIONS AND RS CoGEN SAFE HARBOR NON-MATCHING CONTRIBUTIONS MADE THROUGH LOAN PAYMENTS

(a)	At the discretion of and to the extent determined by the Corporation, Matching Contributions and/or RS CoGen Safe Harbor Non-Matching Contributions may be funded through Acquisition Loans.

(b)	All proceeds of an Acquisition Loan shall be used within a reasonable time after receipt by the Trustee for one of the following purposes:

(1)	To acquire PPG Stock; and

(2)	To repay such loan; and

(3)	To repay a prior Acquisition Loan.

(c)	All assets acquired by the Plan with the proceeds of an Acquisition Loan shall be

3.5

added to and maintained in the Suspense Account. Such assets shall be held for the exclusive benefit of Participants and their Beneficiaries in accordance with Code Section 401(a)(2).

(d)	PPG Stock acquired by the Plan with the proceeds of an Acquisition Loan will be allocated to Participants’ Accounts upon release first from the Suspense Account and second from the Released But Not Allocated Account as provided in paragraphs (e) and (f) below.

(e)	PPG Stock shall be released from the Released But Not Allocated Account and allocated to Participants’ Accounts to the extent the Corporation directs that Matching Contributions and/or RS CoGen Safe Harbor Non-Matching Contributions are made in the form of Loan Payments. While such release may vary from month to month, the Corporation shall insure that Loan Payments are substantial and recurring during the Plan Year and that all shares released from the Suspense Account that pass through the Released But Not Allocated Account are allocated to Participants’ Accounts prior to the end of the Plan Year.

(f)	(1)

Except as provided in paragraph (2) below, the number of shares of PPG Stock released from the Suspense Account shall equal the number of shares encumbered by the Acquisition Loan held immediately before release multiplied by a fraction, the numerator of which is the amount of principal and interest paid and the denominator of which is the sum of the numerator plus the principal and interest to be paid for all future Loan Payments. Dividends earned with respect to PPG Stock held in the Suspense Account and the Released But Not Allocated Account and any other Unallocated Shares, as that term is defined in Section 12.7(b), may also be used to repay the Acquisition Loan. Any income that is not so used must be allocated as income of the Plan.

(2)	Pursuant to Code Section 404(k), in the event that Dividends that are otherwise allocable to Participants’ Accounts are used to repay any portion of an Acquisition Loan, then the number of shares of PPG Stock released from the Suspense Account and to the Released But Not Allocated Account and allocated to such Participants’ Accounts shall equal the number of shares necessary to provide each such Participant with a fair market value equal to the Dividends that would have been added to his Account but for this paragraph (2) and Section 15.14(c).

(g)	The value of the shares from the Suspense Account and the Released But Not Allocated Account when allocated to Participants’ Accounts, including the shares allocated to replace Dividends used to repay a portion of an Acquisition Loan, in accordance with paragraph (f)(2) above, shall be determined by using the closing price of PPG Stock as reported in the Wall Street Journal for the day in which such shares are credited with the procedure set forth in Section 3.3(b).

(h)	PPG Stock acquired by the Plan with the proceeds of an Acquisition Loan is and remains at all times subject to the provisions of Section 15.12.

3.6

3.5	CLEVELAND 2009 RETIREMENT INCENTIVE CONTRIBUTION

For the 2009 Plan Year, the Corporation shall contribute to the Account of each Cleveland 2009 Retirement Incentive Program Participant an amount in cash equal to such Cleveland 2009 Retirement Incentive Program Participant’s Gross Wages for 2009 (determined without regard to the Cleveland 2009 Retirement Incentive Program Payment), up to a maximum of $30,000. Notwithstanding Section 2.4, such contributions shall be made on January 31, 2009. Notwithstanding the terms of Sections 4 and 5, Cleveland 2009 Retirement Incentive Contributions shall be invested in the manner set forth in Section 4.1 and Section 5 shall not apply to Cleveland 2009 Retirement Incentive Contributions.

3.6	SPRINGDALE RETIREMENT INCENTIVE CONTRIBUTION

The Corporation shall contribute to the Account of each Springdale Retirement Incentive Program Participant an amount in cash equal to the lesser of (a) $20,000 or (b) the maximum amount that may be contributed on behalf of such Springdale Retirement Incentive Program Participant pursuant to Code Section 415 and Section 16.2. Such contributions shall be made no later than the date prescribed by applicable law. Notwithstanding the terms of Sections 4 and 5, Springdale Retirement Incentive Contributions shall be invested in the manner set forth in Section 4.1 and Section 5 shall not apply to Springdale Retirement Incentive Contributions.

3.7	CIRCLEVILLE RETIREMENT INCENTIVE CONTRIBUTION

The Corporation shall contribute to the Account of each Circleville Retirement Incentive Program Participant an amount in cash equal to the lesser of (a) $20,000 or (b) the maximum amount that may be contributed on behalf of such Circleville Retirement Incentive Program Participant pursuant to Code Section 415 and Section 16.2. Such contributions shall be made no later than the date prescribed by applicable law. Notwithstanding the terms of Sections 4 and 5, Circleville Retirement Incentive Contributions shall be invested in the manner set forth in Section 4.1 and Section 5 shall not apply to Circleville Retirement Incentive Contributions.

3.8	DELAWARE 2010 SUPPLEMENTAL CONTRIBUTION

For the 2010 Plan Year, The Corporation shall contribute to the Account of each Eligible Delaware Union Plan Participant an amount in cash equal to the lesser of (a) $2,000 or (b) the maximum amount that may be contributed on behalf of such Eligible Delaware Union Plan Participant pursuant to Code Section 415 and Section 16.2. Such contributions shall be made as soon as practicable after February 26, 2010 and no later than the date prescribed by applicable law.

3.9	CLEVELAND 2011 RETIREMENT INCENTIVE CONTRIBUTION

For the 2011 Plan Year, the Corporation shall contribute to the Account of each

3.7

Cleveland 2011 Retirement Incentive Program Participant an amount in cash equal to such Cleveland 2011 Retirement Incentive Program Participant’s Gross Wages for 2011 (determined without regard to the Cleveland 2011 Retirement Incentive Program Payment), up to a maximum of $25,000. Notwithstanding Section 2.4, such contributions shall be made on January 31, 2011. Notwithstanding the terms of Sections 4 and 5, Cleveland 2011 Retirement Incentive Contributions shall be invested in the manner set forth in Section 4.1 and Section 5 shall not apply to Cleveland 2011 Retirement Incentive Contributions.

3.8

SECTION 4

INVESTMENT OF EMPLOYEE SAVINGS, ELECTIVE DEFERRALS,

CATCH-UP CONTRIBUTIONS AND ROLLOVERS

4.1	INVESTMENT ELECTIONS

(a)	Employee Savings deducted or Elective Deferrals and Catch-Up Contributions withheld from a Participant’s Eligible Earnings shall be invested at the election of the Participant. Such election must specify the percentage (in whole percentages only) to be invested in each Fund.

(b)	Prior to January 1, 2007, the Participant’s election with respect to Savings, if any, may be different than such Participant’s election with respect to Elective Deferrals and Catch-Up Contributions. On or after January 1, 2007, Participants shall make a single investment election that will apply to Savings, Elective Deferrals and Catch-Up Contributions, if applicable.

(c)	A Participant may change his investment election for amounts not already in the Participant’s Account each payroll period by contacting the SPSC in accordance with the procedures established by the Administrator.

(d)	Matching Contributions made to each Participant’s Account will be invested in accordance with that Participant’s investment election on file.

4.2	REALLOCATIONS AND TRANSFERS

(a)	Notwithstanding the provisions of Section 4.1, a Participant may elect on any business day in which the New York Stock Exchange is open, in accordance with procedures established by the Administrator, to reallocate or transfer all or any part of his Savings (increased by any Gain or reduced by any Loss thereon) or Elective Deferrals, Catch-Up Contributions and Matching Contributions (increased by any Gain or reduced by any Loss thereon) from one Fund to any other Fund or Funds. The Participant must elect either the percentage or dollar amount of each Fund that is to be transferred out of such Fund or the percentage of the total reallocated amount to be transferred into each Fund. The percentage being reallocated shall apply to the entire Fund.

(b)

Reallocations or transfers shall be based on the amount of Savings, Elective Deferrals, Catch-Up Contributions and Matching Contributions invested in the Fund from which the reallocation or transfer is made on the date the transactions are processed in accordance with rules and procedures established by the Administrator pursuant to Section 15.2. Reallocations or transfers that require the sale of PPG Stock will be based on the Current Market Value of the PPG Stock Fund on the date the transactions are processed in accordance with rules and procedures established by the Administrator pursuant to Section 15.2. Except as hereinafter provided, such rules and procedures shall provide that elections to

4.1

reallocate or transfer that are received prior to market close (a “Confirmed Election”) will be processed on the date of the election. In the event that the funds available from all sources (such sources shall include but are not limited to existing cash, new contributions and dedicated lines of credit) are not sufficient to process all Confirmed Elections, then the available funds shall be applied until exhausted to process the Confirmed Elections in the order in which received. Those Confirmed Elections that cannot be processed as of the market close on the date of election in accordance with the normal “first in, first out” process shall not be processed but shall be treated as Confirmed Elections first received as of the next day on which funds are available to process transfers or reallocations and normal processing on a first in, first out basis can resume.

(c)	A Participant may elect to have amounts invested pursuant to this Section 4 transferred from one or more Funds to one or more other Funds in accordance with an automatic quarterly rebalancing procedure established by the Administrator.

4.3	DIVERSIFICATION OF COMPANY STOCK

(a)	To the extent not otherwise provided by the Plan, each Applicable Individual shall be entitled to direct the Plan to divest any PPG Stock in which his Elective Deferrals are invested and to reinvest an equivalent amount in other Investment Options.

(b)	To the extent not otherwise provided by the Plan, each Applicable Individual who is (1) a Participant who has completed at least three years of service, (2) an alternate payee who has an Account under the Plan with respect to such a Participant or (3) a Beneficiary of a deceased Participant, shall be entitled to direct the Plan to divest any PPG Stock in which his Company Contributions are invested and to reinvest an equivalent amount in other Investment Options.

(c)

Notwithstanding any other provision of the Plan, the Plan shall not impose restrictions or conditions with respect to the investment of PPG Stock that are not imposed on the investment of other assets of the Plan. A restriction or condition with respect to the investment of PPG Stock is a restriction on an individual’s right to divest an investment in PPG Stock that is not imposed on an investment that is not PPG Stock or a benefit that is conditioned on investment in PPG Stock. This Section 4.3(c) shall not apply to any restriction or condition that is either required to ensure compliance with applicable securities laws or is reasonably designed to ensure compliance with applicable securities laws. Notwithstanding the foregoing, the Plan may (1) limit the extent to which an individual’s Account balance can be invested in PPG Stock, provided the limitation applies without regard to a prior exercise of rights to divest PPG Stock, (2) impose reasonable restrictions on the timing and number of investment elections that an individual can make to invest in PPG Stock, provided that the restrictions are designed to limit short-term trading in PPG Stock, (3) impose fees on other Investment Options that are not imposed on the investment in PPG Stock, (4) impose a

4.2

reasonable fee for the divestment of PPG Stock, (5) allow transfers to made into or out of a stable value or similar fund more frequently than a PPG Stock fund, (6) provide for transfers out of a qualified default investment alternative within the meaning of Department of Labor Regulation Section 2550.404c-5(e) more frequently than a fund invested in PPG Stock and (7) prohibit any further investment in PPG Stock (other than dividends paid on PPG Stock under the Plan, which are reinvested in PPG Stock).

(d)	The Plan shall not be treated as failing to meet the requirements of this Section 4.3 merely because the Plan limits the time for divestment and reinvestment to periodic, reasonable opportunities occurring no less frequently than quarterly.

(e)	This Section 4.3 is intended to comply with the requirements of Code Section 401(a)(35) and Treasury Regulation Section 1.401(a)(35)-1 and shall be interpreted and applied in accordance therewith.

4.4	ROLLOVERS

Participants may elect to roll over distributions from tax-qualified plans into the Plan in accordance with the following:

(a)	All Rollovers must be made in accordance with rules established by the Administrator. Participants who have had a Termination of Employment and who have not been rehired shall not be able to Rollover as provided in this Section 4.4.

(b)	The Plan shall not accept:

(1)	Rollovers of property other than cash, except as provided in paragraph (e) below; or

(2)	After-tax rollover contributions; or

(3)	Trustee-to-trustee transfers from any tax-qualified plan.

(c)	Rollovers shall be invested in the before-tax portion of the Plan and shall be invested in such whole number percentages and in such Fund(s) as elected by the Participant.

(d)	Notwithstanding the foregoing or any other provision of the Plan to the contrary, effective as of January 1, 2002, in accordance with rules established by the Administrator, any Participant may make written application to the Administrator to allow a transfer in cash to this Plan of an amount that constitutes a Rollover Contribution (as defined under this paragraph (d) below). Upon receipt of the completed Rollover contribution application, the Administrator or its delegate, in its sole discretion, shall determine whether or not such Rollover contribution will be accepted hereunder and promptly shall notify the Participant of its determination.

4.3

A “Rollover Contribution” means that amount that is transferred to the Plan by a Participant, which represents all or part of a distribution received by the Participant from an eligible retirement plan, as defined in Code Section 402(c)(8)(B), which distribution meets the requirements of Code Section 402(c)(4) and has been paid to the Plan by delivery of such amount, in a form acceptable to the Administrator or its delegate, within the time established by Code Section 402(c)(3); except, however, that any portion that consists of after-tax contributions shall not be a Rollover Contribution and, therefore, may not be rolled over into this Plan.

(e)	A Participant may elect to rollover an account from another tax-qualified plan that includes an outstanding loan balance in accordance with procedures established by the Administrator and the following:

(1)	No more than two outstanding loans may be rolled over; and

(2)	The Participant must execute all of the forms required by the Administrator; and

(3)	Following the rollover, the loan becomes subject to all applicable provisions of this Section 4; and

(4)	The Participant pays any amounts necessary to cause the loan payments to be current.

4.4

SECTION 5

INVESTMENT OF COMPANY CONTRIBUTIONS

5.1	INVESTMENT IN PPG STOCK FUND

Company Contributions in the form of shares of PPG Stock and PPG Stock released from the Released But Not Allocated Account as the result of Loan Payments shall be held, and Company Contributions in the form of cash shall be invested in, the PPG Stock Fund.

5.2	DIVERSIFICATION RIGHTS

(a)	For Plan Years prior to January 1, 2007, notwithstanding the provisions of Section 5.1, a Participant who will attain age 55 or older or who has a Termination of Employment during the Plan Year may elect to reallocate or transfer all or any percentage of the Company Contributions attributable to his Account (increased by any Gain or reduced by any Loss thereon) from the PPG Stock Fund to any other Fund or Funds in accordance with Section 4.2.

Notwithstanding the provisions of Sections 5.1 and 5.2, a Participant who will attain the age of 50 or older or who has a Termination of Employment during the Plan Year may elect to reallocate or transfer up to 50% of the Company Contributions attributable to his Account (increased by any Gain or reduced by any Loss thereon) from the PPG Stock Fund to any other Fund or Funds in accordance with Section 4.2.

Notwithstanding the provisions of Section 5.1 and 5.2, a Participant who will attain the age of 45 or older or who has a Termination of Employment during the Plan Year may elect to reallocate or transfer up to 25% of the Company Contributions attributable to his Account (increased by any Gain or reduced by any Loss thereon) from the PPG Stock fund to any other Fund or Funds in accordance with Section 4.2.

(b)	Notwithstanding the provisions of Sections 5.1 and 5.2, effective January 1, 2007, any Participant may, regardless of age or in the event of Termination of Employment, elect to reallocate or transfer up to 100% of the Company Contributions attributable to his Account (increased by any Gain or reduced by any Loss thereon) from the PPG Stock Fund to any other Fund or Funds in accordance with Section 4.2.

(c)	Any election pursuant to this Section 5.2 must be made in accordance with the procedures established by the Administrator.

5.1

SECTION 6

FORMATION OF TWENTY-FOUR MONTH HOLD CLASS

AND

ACCUMULATED MATURE MONTHS CLASS

6.1	TWENTY-FOUR MONTH HOLD CLASS

A Twenty-Four Month Hold Class shall be formed under the Plan each month for Savings, Elective Deferrals and Catch-Up Contributions made during the previous 24-month period. Such Twenty-Four Month Hold class shall thereafter continually evolve on a monthly basis by deleting the oldest month upon the attainment of the last day of the current month such that there is a rolling 24 months of Savings, Elective Deferrals and Catch-Up Contributions separately identified in each Participant’s Account. Upon attainment of age 59 1/2, a Participant’s Twenty-Four Month Hold Class shall not include Elective Deferrals, Catch-Up Contributions and Savings.

6.2	ACCUMULATED MATURE MONTHS CLASS

A separately identified Accumulated Mature Months Class shall be formed under the Plan to include:

(a)	All amounts held in a Participant’s Account as of the end of the day on the first day of the month that are not held in the Twenty-Four Month Hold Class and that are not withdrawn; and

(b)	All vested amounts held in a participant’s Account on the date of a Participant’s Termination of Employment; and

(c)	Any amount rolled over pursuant to Section 4.4.

6.1

SECTION 7

VESTING

7.1	PRE-1988 COMPANY CONTRIBUTIONS, SAVINGS, ELECTIVE DEFERRALS AND CATCH-UP CONTRIBUTIONS

All Company Contributions in the Plan on December 31, 1987 with respect to each Plan Year became fully vested and nonforfeitable on January 1, 1988. All Savings, Elective Deferrals and Catch-Up Contributions are fully vested and nonforfeitable at all times.

7.2	POST-1987 COMPANY CONTRIBUTIONS

Company Contributions made to Participants’ Accounts on and after January 1, 1988 are immediately vested and nonforfeitable.

7.3	RESTORATION OF FORFEITED COMPANY CONTRIBUTIONS

(a)	For a Participant who had a Termination of Employment on or after January 1, 1985 and prior to January 1, 1988 and who is rehired on or after January 1, 1988, forfeited Company Contributions shall be restored to the Participant’s Account if such Participant is reemployed by the Corporation or by a Noncovered Company within five years of the date such Company Contributions were forfeited. Such restored Company Contributions shall be immediately vested and nonforfeitable.

(b)	Notwithstanding paragraph (a) above, forfeited Company Contributions shall be restored to the Participant’s Account if such Participant is reemployed by the Corporation or by a Noncovered Company within six years of the date such Contributions were forfeited for Participants whose termination was the result of:

(1)	The pregnancy of the Participant; or

(2)	The birth of a child of the Participant; or

(3)	The placement of a child with the Participant in connection with the adoption of such child by the Participant, including placement during a trial period; or

(4)	Caring for a child of the Participant for a period beginning immediately following birth or placement in connection with adoption.

(c)	Restoration of any forfeited Company Contributions shall be made from current Matching Contributions.

7.4	QUALIFIED MILITARY SERVICE

Notwithstanding any provision of this Plan to the contrary, Savings, Elective Deferrals, Catch-Up Contributions and Company Contributions with respect to qualified military service will be provided in accordance with Code Section 414(u).

7.1

In the case of a Participant who dies on or after January 1, 2007 while performing qualified military service within the meaning of Code Section 414(u), the survivors of such Participant shall receive any additional benefits (other than benefit accruals relating to the period of such qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death.

A Participant who receives a Differential Wage Payment after December 31, 2008 shall be treated as an employee of the Corporation and such Differential Wage Payment shall be treated as Eligible Earnings. A Participant who is performing service in the uniformed services shall be treated as having been severed from employment with the Corporation during such service, notwithstanding his receipt of Differential Wage Payments. For purposes of this paragraph, the term “Differential Wage Payment” shall mean any payment made by the Corporation to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code) while on active duty for a period of more than 30 days that represents all or a portion of the Eligible Earnings the Participant would have received from the Corporation if the Participant were performing service for the Corporation.

In the case of a Participant who dies or becomes disabled on or after January 1, 2007 while performing qualified military service within the meaning of Code Section 414(u), the Participant shall be treated as having resumed employment in accordance with his reemployment rights under Chapter 43 of Title 8 of the United States Code, on the day preceding death or disability (as the case may be) and terminated employment on the actual date of death or disability and shall be entitled to the benefits set forth in Code Section 414(u)(8).

7.2

SECTION 8

LOANS TO PARTICIPANTS

8.1	ELIGIBILITY

Loans shall be available to each active Participant who is not suspended from current participation pursuant to Section 1.2(a), 1.2(b), 1.2(c), 1.2(g)(1), 1.2(g)(2), 1.2(g)(3), 1.5, 8.9(e), 9.2 or 9.5(b)(3) and whose vested Account balance equals $2,000 or more, may request a loan subject to the provisions of this Section 8 on a reasonable and equivalent basis.

8.2	AMOUNT OF LOAN

(a)	The minimum amount of any loan is $1,000.

(b)	Subject to the further restrictions of Section 8.3 and 8.4, the maximum amount of any loan is the lesser of $50,000 or 50% of the Participant’s vested Account as of the Daily Valuation immediately preceding the date of the request for a loan.

8.3	CONCURRENT LOANS

(a)	Subject to the limitations in Section 8.2, 8.3 and 8.9, a Participant may have a maximum of two outstanding loans at any time; provided, however, that Participants who had three outstanding loans as of December 31, 1991 may continue to have three outstanding loans until one such loan is repaid.

(b)	If a Participant has an outstanding balance on a prior loan(s) at the time he applies for a loan, such loan will be restricted to the lesser of:

(1)	50% times the Account balance, less all outstanding loan principal amounts, as of the Daily Valuation immediately preceding the date of the request for a loan; or

(2)	The loan amount that will not cause the total of all outstanding loan amounts to exceed $50,000 reduced by the difference between the maximum total outstanding loan balance(s) during the 12-month period ending on the day before the loan is made and the total outstanding loan balance(s) immediately prior to the loan being made.

(c)	Subject to the limitations in Section 8.2, 8.3 and 8.9, a Participant may request a maximum of one loan per month.

8.4	COMMERCIAL FACTORS

The Administrator may deny a loan or further restrict the amount of any loan if the Administrator determines such restriction is necessary after taking into account only those factors that would be considered in a normal commercial setting by an entity in the business of making similar loans.

8.1

8.5	TERMS OF LOAN

(a)	Two types of loans are available:

(1)	General purpose loans (i.e., loans for any reason); and

(2)	Primary residence loans (i.e., loans for the purchase of the Participant’s primary residence).

(b)	For general purpose loans, the terms of the loan may be:

(1)	Between 12 months and 56 months (in whole months only).

(c)	For primary residence loans, the terms of the loan may be:

(1)	Five, ten, 15, 20, 25 or 30 years (in whole years only), for loans made prior to June 1, 1993; or

(2)	From five to 30 years (in whole years only), for loans made on and after June 1, 1993 and prior to February 2, 1998; or

(3)	From 60 to 360 months (in whole months only), for loans made on and after February 2, 1998.

8.6	INTEREST

The rate of interest for loans made during any business month shall be the prime rate reported in the Wall Street Journal on the last business day of the previous month, plus 1%. Such interest rate shall remain in effect for the term of such loan. “Month” in this case means the month in which the loan request is confirmed.

8.7	LOAN REPAYMENT

(a)	In order to receive a loan, the Participant must agree to make monthly loan payments, which begin the second month following the month in which the loan request is confirmed.

(b)	(1)

Except as provided in paragraphs (c) and (d) below, loans shall be repaid by deductions from the Participant’s salary or wages according to the repayment schedule provided to the Participant at the time of the loan.

(2)	Notwithstanding paragraph (1) above and except as otherwise provided in Section 8.11, no accelerated payment of the loan shall be permitted until two monthly payments have been made. After this two-month period, the Participant may choose to accelerate payments for the entire outstanding balance plus accrued interest to the end of the month in which such repayment occurs.

8.2

(c)	A Participant is required to remit monthly loan repayment amounts directly to the SPSC during any month in which a payroll deduction is not taken regardless of the reason the deduction is not made (for example, but not by way of limitation, a Participant’s temporary absence from work for any reason or net salary or wages that are insufficient to cover a full payment amount).

(d)	Loan repayments will be suspended under this Section 8 as permitted under Code Section 414(u)(4).

8.8	LOAN PROCESSING

(a)	Loan amounts shall be taken from the Participant’s Account balance as determined by the Administrator in the following order:

(1)	Contribution type:

(A)	Elective Deferrals (other than Roth Elective Deferrals) and Earnings thereon; and

(B)	Catch-Up Contributions (other than Roth Catch-Up Contributions) and Earnings thereon; and

(C)	Rollovers (other than Roth rollover contributions) and Earnings thereon; and

(D)	Annual Company Contribution and Earnings thereon; and

(E)	Matching Contributions and Earnings thereon; and

(F)	International Polarizer special company contribution; and

(G)	Savings and Earnings thereon; and

(H)	Roth contributions and Earnings thereon; and

(I)	Roth rollover contributions and Earnings thereon.

(2)	Funds within contribution type:

As determined by the Administrator

(3)	Class within Fund(s):

(A)	Accumulated Mature Months Class; and

(B)	Twenty-Four Month Hold Class.

(b)	Loan repayments of both principal and interest:

8.3

(1)	Loan repayments will be credited in the reverse order of the source of the loan money and invested in accordance with the Participant’s investment election in effect at the time the repayment is made.

(2)	The Daily Valuation as to any loan shall be in accordance with the procedures established by the Administrator.

8.9	NONPAYMENT

(a)	If, while any portion of a loan is outstanding, the Participant fails to make a scheduled payment on or before the 30th day following the day on which such payment was due, the loan shall be declared in default.

(b)	The Administrator shall issue a Loan Default Warning Notice to any Participant whose loan is at least two full monthly payments behind (usually 60 days).

(c)	The Administrator shall issue a Loan Default Confirmation Notice to any Participant whose loan is in default at the end of the calendar quarter following the calendar quarter in which the payment was due.

(d)	The Administrator may reinstate a loan following a declaration of default provided:

(1)	All payments of principal and interest in arrears are received by the Administrator prior to a deemed distribution pursuant to Section 8.10; and

(2)	The Administrator receives adequate assurance that future monthly payments will be received on a timely basis.

(e)	For any active Participant who defaults on a loan on or after January 1, 1994, such Participant shall not be eligible to apply for another loan for 36 months from the date of the default.

In addition, for any Participant who defaults on a loan, such Participant shall be suspended from making Savings, Elective Deferrals and/or Catch-Up Contributions for six months in accordance with the procedures established by the Administrator. Effective January 1, 2007, upon expiration of such six-month period, the Savings, Elective Deferral and Catch-Up Contribution elections of such Participant will automatically be reinstated unless such Participant elects otherwise in accordance with procedures established by the Administrator.

8.10	DEEMED DISTRIBUTION

(a)	Subject to paragraphs (b) and (c) below, the total amount of the principal outstanding on any loan that remains in default through the date specified in Section 8.9(c) will be deemed distributed and reported as a taxable distribution.

8.4

(b)	Notwithstanding paragraph (a) above:

(1)	A Participant may request the Administrator to reinstate his loan pursuant to Section 8.9(d) at any time prior to the end of the Plan Year.

(2)	No deemed distribution shall be permitted if such distribution would adversely affect the status of the Plan under Code Section 401(a) or 401(k). In such event, the Administrator may take whatever action he deems necessary to insure repayment of the loan in compliance with the law.

(c)	In the event the Administrator is required to deem a distribution in order to satisfy a loan in default, the Administrator shall take whatever steps are necessary to ensure the Plan remains in compliance with Code Sections 401(a) and 401(k).

8.11	LOANS FOLLOWING A TERMINATION OF EMPLOYMENT

(a)	Terminated Participants shall be permitted to continue making loan payments in accordance with the Plan provisions applicable to active Participants.

(b)	If a Participant requests a direct rollover of the balance of his Account in accordance with Section 11.5 and procedures established by the Administrator, such Participant shall be permitted to rollover any outstanding loan balance.

8.12	GENERAL PROVISIONS

(a)	No general purpose or primary residence loan shall be made to any Participant until confirmed by the SPSC and until the Participant meets all of the requirements as established by the Administrator.

(b)	Participants who are granted loans under this Section 8 shall receive a statement disclosing the terms of the loan, including the interest rate, amount of interest to be paid over the term of the loan and payment conditions.

(c)	No loan may be granted that would adversely affect the status of the Plan as one that qualified under Code Sections 401(a) and 401(k) or the status of the Trust as one that is exempt from federal income tax under Code Section 501(a).

(d)	In the event a loan request requires the Administrator to sell shares of PPG Stock in the Participant’s Account, the Administrator shall use the Current Market Value of the PPG Stock Fund on the day the loan is processed. Notwithstanding the foregoing, a loan may be suspended until sufficient funds are available to process the transaction in accordance with Section 4.2(d).

(e)	The Administrator may set other terms and conditions with respect to loans as the Administrator deems necessary or appropriate and may adopt rules governing Plan loans. Any actions taken by the Administrator pursuant to this Section 8.12 shall be done in a uniform and nondiscriminatory manner.

(f)	In all cases, a Participant will not be granted a new loan during the 30-day calendar period following the payoff of a loan.

8.5

8.13	KATRINA EMERGENCY TAX RELIEF ACT OF 2005

Pursuant to the Katrina Emergency Tax Relief Act of 2005, loan repayment due dates for Qualified Participants shall be delayed for one year from the date of the scheduled repayment; provided that (a) such loans were outstanding on or after August 25, 2005 and (b) the due date for any repayment with respect to such loan is scheduled to occur during the period beginning on August 25, 2005 and ending on December 31, 2006. Any subsequent repayments with respect to such loans shall be adjusted to reflect the delay in the due date and any interest accruing during that delay. The period during which required repayment is delayed under this Section 8.13 shall be disregarded in complying with the loan term requirements as set forth in Section 8.5 and the requirement that level amortization payments be made.

For purposes of this Section 8.13, “Qualified Participant” shall mean a Participant (a) whose principal place of abode on August 28, 2005 was located in a Hurricane Katrina Disaster Area and (b) who has sustained an economic loss by reason of Hurricane Katrina. A “Hurricane Katrina Disaster Area” shall mean an area with respect to which a major disaster has been declared by the President of the United States before September 14, 2005, under Section 401 of the Robert T. Stafford Disaster Relief and Emergency Assistance Act by reason of Hurricane Katrina.

8.6

SECTION 9

WITHDRAWALS DURING EMPLOYMENT

9.1	TWENTY-FOUR MONTH HOLD CLASS

Subject to Sections 9.2 and 14.3, if a Participant contacts the SPSC in accordance with the procedures established by the Administrator, he may withdraw from the Twenty-Four Month Hold Class:

(a)

If he has not attained age 59 1/2 by the effective date of such election, the amount designated by the Participant then held in his Account for such Twenty-Four Month Hold Class representing his Savings (increased by any Gain or reduced by and Loss thereon); or

(b)

If he has attained age 59 1/2 by the effective date of such election, the amount designated by the Participant then held in his Account for such Twenty-Four Month Hold Class representing his Savings (increased by any Gain or reduced by any Loss thereon), his Elective Deferrals (increased by any Gain or reduced by any Loss thereon) and his Catch-Up Contributions (increased by any Gain or reduced by any Loss thereon), or any of them.

(c)	A Participant may not withdraw any of the Company Contributions made after January 1, 1994 or any of the Gain thereon until Termination of Employment.

(d)	Any election to withdraw must be made in accordance with the procedures established by the Administrator.

9.2	PARTICIPATION AFTER WITHDRAWAL FROM THE TWENTY-FOUR MONTH HOLD CLASS

(a)	A Participant who withdraws his Savings (increased by any Gain or reduced by any Loss thereon) from the Twenty-Four Month Hold Class shall have his participation in the Plan suspended for six months in accordance with the procedures established by the Administrator. Effective January 1, 2007, upon expiration of such six-month period, the Savings and/or Elective Deferral Contribution elections of such Participant will automatically be reinstated unless such Participant elects otherwise in accordance with procedures established by the Administrator.

(b)	If a participant makes an additional withdrawal from the Twenty-Four Month Hold Class during a participation suspension period, the participation suspension period shall be six additional months, beginning with the month following the effective date of the latest withdrawal. Effective January 1, 2007, upon expiration of such six-month period, the Savings or Elective Deferral Contribution elections of such Participant will automatically be reinstated unless such Participant elects otherwise in accordance with procedures established by the Administrator.

9.1

9.3	ACCUMULATED MATURE MONTHS CLASS

(a)

Subject to paragraphs (b), (c) and (d) below and Section 14.3, a Participant may, at any time during employment, make a withdrawal of all or any part of the amounts held in his Account for the Accumulated Mature Months Class; provided, however, that a Participant who has not attained age 59 1/2 by the effective date of such election may not withdraw any part of the amounts held by the Fund Manager Trustee representing his Elective Deferrals, Catch-Up Contributions or Company Contributions (each increased by any Gain or reduced by any Loss thereon) except as otherwise provided in Section 9.5.

(b)	For the convenient administration of the Plan, the Administrator may prescribe minimum or other amounts that may be withdrawn pursuant to paragraph (a) above.

(c)	Any election to withdraw pursuant to paragraph (a) above will be valued and processed in accordance with the procedures established by the Administrator.

(d)	Except as may be required by Section 9.5, Company Contributions and the Gains or Losses thereon contributed to a Participant’s Account on and after January 1, 1994 may not be withdrawn until the Participant has a Termination of Employment.

9.4	DIVIDENDS

(a)	Dividends payable on PPG Stock held in a Participant’s Account may, at the election of the Participant, be distributed in accordance with Code Sections 411(a)(11)(c) and 404(k) or be reinvested in the Participant’s Account. Effective April 1, 2004, any election by a Participant pursuant to this Section 9.4(a) with respect to a Dividend shall be made in an increment of 1%.

(b)	An election with regard to paragraph (a) may be made with regard to Dividends payable on and after January 1, 1989. A new election may be filed each time Dividends are payable. Such elections must be made in accordance with the procedures established by the Administrator.

(c)	Unless a Participant elects otherwise, the Dividends shall be reinvested in the Participant’s Account.

9.5	HARDSHIP WITHDRAWALS

Notwithstanding Sections 9.1 and 9.3, and subject to Section 14.3:

(a)

A Participant who has not attained age 59 1/2 may withdraw his Elective Deferrals, Rollovers and Catch-Up Contributions, reduced by any Loss, but not increased by any Gain thereon, in the event of a Hardship in accordance with paragraph (b) below.

9.2

(b)	The Hardship withdrawal:

(1)	May not exceed the amount needed for the Hardship; and

(2)	May be made only after the Participant has obtained all plan loans and other withdrawals, other than Hardship withdrawals, under all plans maintained by the Corporation, including loans described in Section 8; and

(3)	Will result in the Participant being prohibited from making Elective Deferral Contributions, Catch-Up Contributions and Savings Contributions, including any elective contributions and/or employee contributions to any other plans maintained by the Corporation, for a period of at least six months following the processing of the Hardship withdrawal. Effective January 1, 2007, upon expiration of such six-month period, the Savings and/or Elective Deferral Contribution elections of such Participant will automatically be reinstated unless such Participant elects otherwise in accordance with procedures established by the Administrator.

(c)	To request a Hardship withdrawal, a Participant must submit an application therefor to the Administrator or his designee in a form and with such supporting information, which the Administrator may require. The Administrator shall have the discretion to approve or deny the Participant’s request for a Hardship withdrawal and to determine the amount of such withdrawal. Such determinations by the Administrator shall be made in a uniform and nondiscriminatory manner; provided, however, that the Administrator shall deny all Hardship withdrawal requests if the Participant requests that all or part of such withdrawal be paid to an Eligible Retirement Plan, as provided in Section 11.5.

(d)	The Hardship withdrawal distribution shall be paid in cash in a single sum, as soon as possible after approval thereof by the Administrator or his designee.

(e)	Effective March 1, 2004, a Participant shall not be entitled to a Hardship withdrawal under this Section 9.5 unless (1) such Participant has a Hardship in an amount equal to at least $500 and (2) at the time the Hardship withdrawal is approved, the balance of the portion of the Participant’s Account available for withdrawal on the basis of Hardship is at least $500. The minimum amount of such withdrawal is the lesser of (1) $500 or (2) the eligible Participant’s Account balance available for a hardship withdrawal at the time the withdrawal is made.

9.6	EFFECTIVE DATE OF WITHDRAWAL

The effective date of any withdrawal made pursuant to this Section 9 shall be the day the Participant contacts and confirms the transaction with the SPSC in accordance with the procedures established by the Administrator. Notwithstanding the foregoing, a withdrawal involving the sale of PPG Stock may be suspended until there are sufficient funds available to process the transaction in accordance with Section 4.2(d).

9.3

9.7	DAILY VALUATION

The Daily Valuation as to a withdrawal shall be determined in accordance with the procedures established by the Administrator.

9.8	FORMER SIGMAKALON USA LLC 401(k) PLAN PARTICIPANTS

Each Participant whose Account includes employer contributions made to the SigmaKalon USA LLC 401(k) Plan prior to the effective date of the merger of the SigmaKalon USA LLC 401(k) Plan with and into this Plan shall be entitled to withdraw any portion of such Participant’s Account attributable to such contributions at any time on or after the date on which such Participant attains age 59-1/2.

9.4

SECTION 10

DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT

AND OTHER SPECIFIC EVENTS

10.1	TERMINATION OF EMPLOYMENT

(a)	Subject to Section 14.3, upon Termination of Employment a Participant shall be entitled to receive the entire vested balance in his Account as soon as administratively possible after the SPSC is notified of the Participant’s Termination of Employment. A Participant must contact the SPSC and request and confirm a Total Distribution of his Account.

(b)	(1)	Notwithstanding any other provision of the Plan, the distribution of the Participant’s vested Account balance will commence on the date elected by the Participant and confirmed with the SPSC.

(2)	Distributions in accordance with this paragraph (b) will not be made unless the Participant contacts the SPSC and requests a distribution if the Participant’s vested Account balance exceeds $5,000.

(3)	Distributions required under this paragraph (b) shall be made in such distribution periods as elected by the Participant. In no event shall such distribution period exceed the period permitted under Code Section 401(a)(9).

(4)	Any Participant who requests to withdraw funds from his Account will be asked if he has read the Special Tax Notice Regarding Plan Payments contained in the Payment Rights Notice before the request is completed. The Special Tax Notice Regarding Plan Payments describes the options under the Plan and certain required information concerning the tax consequences of certain options under the Plan. Such information shall be provided no sooner than 30 days and no longer than 90 days from the date of the distribution.

A Participant may waive the 30-day period described above by acknowledging this waiver either on the recorded line with the SPSC, through a discussion with a service representative or by electronic confirmation.

10.2	DEATH

In the event of a Participant’s death, the entire vested balance in his Account shall be paid to his Beneficiary in accordance with Section 13 at the time elected by the Beneficiary, subject to the requirements of Section 10.8. Such payment shall be made as soon as administratively possible following notification by the Beneficiary to the Administrator of the Beneficiary’s election to receive such payment, in accordance with procedures adopted by the Administrator. The Participant’s Account shall continue to be invested in the Fund(s) previously selected by the Participant until distribution is made.

10.1

10.3	DEFERRAL OF RECEIPT

Subject to paragraph (b) below and Section 10.8, a Participant who is entitled to a distribution pursuant to Section 10.1 may elect to defer receipt of part of all of his Account.

(a)	A Participant who fails to request a distribution shall be deemed to have elected to defer receipt of his Account. A Participant who makes such an election shall continue to be a Participant in the Plan except that no additional Savings, Elective Deferrals, Catch-Up Contributions or Company Contributions shall be added to his Account and no new loans may be requested. Loan payments may continue if the Participant’s Termination of Employment occurs on or after August 31, 1998.

(b)	Involuntary Cashout

(1)	Subject to paragraphs (2) and (3) below and Section 14.3, if, upon a Participant’s Termination of Employment, his vested Account balance does not exceed $5,000, such balance shall be distributed no later than 90 days following such Participant’s Termination of Employment.

(2)	No involuntary cashout, as described in paragraph (1) above shall be made after the “annuity starting date,” as defined in Code Section 417(e)(1).

(3)	All Participants with an Account balance at December 31, 1997 are not affected by the above paragraphs. Affected Participants are those hired on or after January 1, 1998.

(4)	In the event of a distribution pursuant to this Section 10.3(b) in an amount greater than $1,000, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan (as that term is defined in Code Section 401(a)(31)(B)(ii)) specified by the Participant in a direct rollover or to receive the distribution directly, then such Participant’s distribution shall be directly rolled over to an individual retirement account in accordance with the requirements of Code Section 401(a)(31)(B).

(5)	In the event of a distribution pursuant to this Section 10.3(b) in an amount of $1,000 or less, the mandatory distribution shall be paid out in cash.

10.4	WITHDRAWALS FOLLOWING DEFERRAL

Subject to Sections 10.3(b), 10.8 and 14.3, a Participant who elects to defer receipt of part or all of his vested Account balance:

(a)	May request withdrawals at any time and from time to time by contacting the SPSC; or

10.2

(b)	May elect to have automatic recurring monthly withdrawals in an amount specified by the Participant. Such automatic withdrawals shall be taken from Funds in which the Participant’s Account is invested ratably on the basis of the portion of the Participant’s Account invested in each such Fund. All such automatic withdrawals from the PPG Stock Fund shall be paid in cash.

(c)	All such withdrawals shall be made in accordance with procedures established by the Administrator.

10.5	CONSENT TO DISTRIBUTION

Unless the Participant elects otherwise, pursuant to the provisions of the Plan, payment of benefits shall begin no later than the 60th day after the close of the Plan Year in which:

(a)	The Participant attains age 65; or

(b)	The Participant’s Termination of Employment occurs.

Notwithstanding the foregoing, the failure of a Participant to consent to a distribution shall be deemed as an election to defer commencement of benefits otherwise payable under this Section 10.5.

10.6	DISTRIBUTION TO BENEFICIARY

Notwithstanding any other provision of this Section 10, if the Participant dies before his entire interest has been distributed to him, the remaining portion of such interest will be paid to his Beneficiary in accordance with Section 13.

10.7	EFFECTIVE DATE OF WITHDRAWAL

The effective date of any withdrawal made pursuant to this Section 10 shall be determined in accordance with the procedures established by the Administrator.

10.8	MINIMUM REQUIRED DISTRIBUTIONS

(a)	For purposes of this Section 10.8, the following definitions apply:

DESIGNATED BENEFICIARY means the individual who is designated as the beneficiary under the Plan and is the designated beneficiary under Code Section 401(a)(9) and Treasury Regulation Section 1.401(a)(9)-4, Q&A-1.

DISTRIBUTION CALENDAR YEAR means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Section 10.8(c)(2).

10.3

LIFE EXPECTANCY means life expectancy as computed by use of the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9.

REQUIRED BEGINNING DATE means

(1)

December 1 or later (but not later than the following April 1), as determined by the Administrator, of the Plan Year that is the later of the year in which the Participant attains age 70 1/2 or the Plan Year in which the Participant has a Termination of Employment; or

(2)	Notwithstanding any of the above provisions, in the case of a Participant who is a 5% owner, no later than the April 1 of the Plan Year following the Plan Year such Participant attains age 70 1/2.

(b)	(1)

The provisions of this Section 10.8 shall apply for purposes of determining required minimum distributions for Distribution Calendar Years beginning with the 2005 calendar year, as well as required minimum distributions for the 2004 Distribution Calendar Year that are made on or after April 17, 2004.

(2)	Required minimum distributions for 2004 under this Section 10.8 will be determined as follows. If the total amount of 2004 required minimum distributions under the Plan made to the distributee prior to the effective date of this Section 10.8 equals or exceeds the required minimum distributions determined under this Section 10.8, then no additional distributions will be required to be made for 2004 on or after such date to the distributee. If the total amount of 2004 required minimum distributions under the Plan made to the distributee prior to the effective date of this Section 10.8 is less than the amount determined under this Section 10.8, then required minimum distributions for 2004 on and after such date will be determined so that the total amount of required minimum distributions for 2004 made to the distributee shall be the amount determined under this Section 10.8.

(3)	The requirements of this Section 10.8 shall take precedence over any inconsistent provisions of the Plan.

(4)	All distributions required under this Section 10.8 shall be determined and made in accordance with the regulations under Code Section 401(a)(9).

(5)	Notwithstanding the other provisions of this Section 10.8, other than Section 10.8(c)(4), distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to TEFRA Section 242(b)(2).

10.4

(c)	(1)	The Participant’s entire interest shall be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(2)	If the Participant dies before distributions begin, the Participant’s entire interest shall be distributed, or begin to be distributed, no later than as follows:

(A)

If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving Spouse shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B)	If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 10.8(c), other than Section 10.8(c)(1), shall apply as if the surviving Spouse were the Participant.

For purposes of this Section 10.8(c)(2) and Section 10.8(g), distributions are considered to begin on the Participant’s Required Beginning Date (or, if Section 10.8(c)(2)(D) applies, the date distributions are required to begin to the surviving Spouse under Section 10.8(c)(2)(A)). If annuity payments irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Section 10.8(c)(2)(A)), the date distributions are considered to begin is the date distributions actually commence.

(d)

Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 10.8(e), 10.8(f) and 10.8(g). If the Participant’s interest is distributed in the form of an annuity purchased from an

10.5

insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder. Any part of the Participant’s interest that is in the form of an individual account described in Code Section 414(k) will be distributed in a manner satisfying the requirements of Code Section 401(a)(9) and the regulations that apply to individual accounts.

(e)	(1)	If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:

(A)	The annuity distributions will be paid in periodic payments made at intervals not longer than one year; and

(B)	The distribution period will be over a life (or lives) or over a period certain not longer than the period described in Section 10.8(f) or 10.8(g); and

(C)	Once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted; and

(D)	Payments will either be nonincreasing or increase only as follows:

(i)	By an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics; or

(ii)	To the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the Designated Beneficiary whose life was being used to determine the distribution period described in Section 10.8(f) dies or is no longer the Participant’s Designated Beneficiary pursuant to a qualified domestic relations order within the meaning of Code Section 414(p); or

(iii)	To provide cash refunds of employee contributions upon the Participant’s death; or

(iv)	To pay increased benefits that result from a Plan amendment.

(2)

The amount that must be distributed on or before the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under Section 10.8(c)(2)(A) or (B)) is the payment that is required for one payment interval. The second payment need not be made until the end of

10.6

the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bi-monthly, monthly, semi-annually or annually. All of the Participant’s benefit accruals as of the last day of the first Distribution Calendar Year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s Required Beginning Date.

(3)	Any additional benefits accruing to the Participant in a calendar year after the first Distribution Calendar Year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

(f)	(1)

If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a non-Spouse Designated Beneficiary, annuity payments to be made on or after the Participant’s Required Beginning Date to the Designated Beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Treasury Regulation Section 1.401(a)(9)-6, Q&A-2. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a non-Spouse Designated Beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the Designated Beneficiary after the expiration of the period certain.

(2)	Unless the Participant’s Spouse is the sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s Spouse is the Participant’s sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this Section 10.8(f)(2), or the joint life and last survivor expectancy of the Participant and the Participant’s Spouse as determined under the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the calendar year that contains the annuity starting date.

10.7

(g)	(1)

If the Participant dies before the date distribution of his interest begins and there is a Designated Beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in Section 10.8(c)(2)(A) or (B), over the life of the Designated Beneficiary or over a period certain not exceeding:

(A)	Unless the annuity starting date is before the first Distribution Calendar Year, the Life Expectancy of the Designated Beneficiary determined using the Designated Beneficiary’s age as of the Designated Beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

(B)	If the annuity starting date is before the first Distribution Calendar Year, the Life Expectancy of the Designated Beneficiary determined using the Designated Beneficiary’s age as of the Designated Beneficiary’s birthday in the calendar year that contains the annuity starting date.

(2)	If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(3)	If the Participant dies before the date distribution of his interest begins, the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, and the surviving Spouse dies before distributions to the surviving Spouse begin, this Section 10.8(g) will apply as if the surviving Spouse were the Participant, except that the time by which distributions must begin will be determined without regard to Section 10.8(c)(2)(A).

(h)	Effective for Plan Years beginning after December 31, 2008:

(1)	Notwithstanding any other provision of the Plan, the amount otherwise required to be distributed to a Participant or Beneficiary pursuant to this Section 10.8 for the 2009 Distribution Calendar Year is not required to be distributed.

(2)	Notwithstanding any other provision of the Plan, distribution to the Beneficiary of a Participant who dies before required minimum distributions under Code Section 401(a)(9) have commenced and whose Beneficiaries do not receive distributions commencing within one year of the Participant’s death in accordance with Code Section 401(a)(9)(B)(iii) shall be made within five years after the date of such Participant’s death, provided that such five-year period shall be determined without regard to calendar year 2009.

10.8

(3)	If all or any portion of a distribution during 2009 is treated as an Eligible Rollover Distribution but would not be so treated if the minimum distribution requirements of this Section 10.8 had applied during 2009, such distribution shall not be treated as an Eligible Rollover Distribution.

10.9	DISTRIBUTIONS UPON PLAN TERMINATION

The Accounts of all Participants and Beneficiaries shall be distributed as soon as administratively feasible after the termination of the Plan, subject to the restrictions of Code Section 401(k)(10) and the regulations thereunder.

10.9

SECTION 11

PAYMENT OF DISTRIBUTIONS

11.1	DISTRIBUTION

(a)	Except as provided in Section 9.5, distributions from the PPG Stock Fund will be paid in whole shares of PPG Stock to the extent elected by the Participant and to the extent monies in the PPG Stock Fund have been invested in PPG Stock on the effective date of the distribution. Partial shares will be paid in cash.

(b)	Distributions from Funds other than the PPG Stock Fund will be paid in cash.

11.2	NORMAL FORM

(a)	Upon a Participant’s Termination of Employment, other than by reason of death, the distribution shall be paid to the Participant in a lump sum.

(b)	Upon a Participant’s Termination of Employment by reason of death or upon the death of a terminated Participant, the distribution shall be paid in a lump sum to the Participant’s Beneficiary pursuant to the Participant’s designation and in accordance with Section 13.

11.3	OPTIONAL FORM

Except as provided for in Section 10.3, upon a Participant’s Termination of Employment, other than by reason of death, the Participant may elect to defer receipt of all or part of his Account. A Participant who elects to defer the receipt of part but not all of the distribution he would have received upon Termination of Employment shall be paid the portion that is not deferred in a single sum.

11.4	TIME OF PAYMENT

In the event of a withdrawal of cash or whole shares of PPG Stock allocated to a Participant’s Account, such cash or shares shall be delivered or paid by the Fund Manager Trustee as soon as practicable after the effective date of the withdrawal.

11.5	DIRECT ROLLOVER OF ELIGIBLE ROLLOVER DISTRIBUTIONS

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section 11.5, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

11.1

SECTION 12

INVESTMENT FUNDS AND RIGHTS OF PARTICIPANTS

12.1	GENERAL

The Fund Manager Trustee shall invest Participants’ Savings, Elective Deferrals and/or Catch-Up Contributions, hold or invest, as the case may be, Company Contributions and invest Earnings on each. Except to the extent Dividends are distributed according to Section 9.4, Earnings shall be invested in the same Fund as the Savings, Elective Deferrals or Catch-Up Contributions that produced the Earnings and shall accrue to the benefit of each Participant’s Account on a pro rata basis. The securities acquired in the manner prescribed by the Plan and any uninvested cash shall be held by and for the Fund Manager Trustee. The Fund Manager Trustee may, in its sole discretion, maintain in cash or cash equivalents, including commercial paper, such part of the assets of the Funds as may be deemed advisable. The Fund Manager Trustee shall not be liable for Earnings on the portion maintained as cash. All investment related expenses, including administrative fees charged by brokerage houses, may be charged against the Accounts of the Participant or Beneficiary with respect to which the Participant or Beneficiary directs the investment of assets.

12.2	FUNDS

The Trust shall be maintained in various Funds designated from time to time as available for Participants’ investment by the Benefits Investment Committee, which such Funds shall include a fund that invests primarily in PPG Stock (the “PPG Stock Fund”). The Benefits Investment Committee shall select the Funds offered to Participants and may change the number or composition of the Funds without amending this Plan or any schedules thereto.

12.3	FUND ELECTIONS

Each Participant shall direct the investment of all of his Accounts using such uniform procedures and mechanisms as prescribed by the Employee Benefits Committee or the Administrator from time to time.

A Participant shall make his investment election in any combination of one or any number of the Funds offered in accordance with the procedures established by the Employee Benefits Committee or the Administrator.

The Employee Benefits Committee may set a maximum percentage of the total election that a Participant may direct into any specific Fund, which percentage may be changed from time to time by the Employee Benefits Committee without the necessity of amending this Plan.

12.4	STOCK RIGHTS, STOCK SPLITS AND STOCK DIVIDENDS

A Participant shall have no right of request, direction or demand upon the Fund Manager

12.1

Trustee to exercise rights on his behalf to purchase shares of PPG Stock. Subject to the provisions of the Trust Agreement referred to in Section 15.1, the Fund Manager Trustee may, in its sole discretion, exercise or sell any rights to purchase shares of PPG Stock pertaining to shares held by it.

12.5	RESPONSIBILITY FOR INVESTMENT CHOICE

Each Participant shall be solely responsible for the selection of his Fund choices. No fiduciary with respect to the Plan is empowered to advise a Participant as to the manner in which his Accounts are to be invested, and the fact that a Fund is offered shall not be construed to be a recommendation for investment.

12.6	TIMING

Subject to Section 2.1(b), a Participant shall make his initial investment election upon becoming a Participant and may change his investment election at any time in accordance with the procedures established by the Administrator.

12.7	VOTING OF PPG STOCK HELD BY THE TRUSTEE

(a)	PPG Stock held by the Trust by the Fund Manager Trustee shall be voted as follows:

For PPG Stock allocated to Participants’ Accounts (the “Allocated Shares”), at the direction of the Administrator, the Fund Manager Trustee shall either:

(1)	Appoint each Participant as the Fund Manager Trustee’s proxy to vote such Participant’s Allocated Shares; or

(2)	Solicit directions from each Participant as to the voting of such Participant’s Allocated Shares and vote such shares as directed by the Participant.

(b)	PPG Stock held in the ESOP Trust by the ESOP Trustee shall be voted as follows:

All PPG Stock held in the ESOP Trust by the ESOP Trustee (including, without limitation, any shares held in the Released But Not Allocated Account and any other shares not allocated to Participants’ Accounts (the “Unallocated Shares”)) shall be voted by the ESOP Trustee either:

(1)	In the same manner as Participants vote the majority of the Allocated Shares that are voted; or

(2)	In the same manner in which Participants direct the Trustee to vote the majority of the Allocated Shares as to which they give directions,

whichever is applicable.

12.2

(c)	Any other rights or powers (i.e., other than voting rights) pertaining to PPG Stock held in the Trust(s) by the Fund Manager Trustee or ESOP Trustee (including, without limitation, the right or power to tender shares pursuant to any tender offer) shall be exercised by the Trustee(s) as follows:

(1)	As to Allocated Shares, the Fund Manager Trustee shall solicit directions from each Participant as to the exercise of any such rights or powers pertaining to the Participant’s Allocated Shares and shall exercise such rights or powers with respect to such shares as directed by the Participant. The Fund Manager Trustee shall not exercise any such rights or powers pertaining to any Participant’s Allocated Shares (and, without limitation, shall not tender any Participant’s Allocated Shares) unless directed to do so by the Participant.

(2)	As to Unallocated Shares and Released But Not Allocated Shares, the ESOP Trustee shall exercise all such rights or powers pertaining to Unallocated Shares and Released But Not Allocated Shares in the manner in which Participants direct the ESOP Trustee to exercise such rights or powers pertaining to the majority of the Allocated Shares as to which they give directions. In this respect, the failure of a Participant to affirmatively direct the Fund Manager Trustee to exercise such a right or power pertaining to the Participant’s Allocated Shares and Released but Not Allocated Shares shall be considered a direction not to exercise such right or power (including, without limitation, the right or power to tender shares pursuant to any tender offer).

(d)	The Fund Manager Trustee, in its discretion, may exercise its voting rights and any other rights or powers with respect to any other shares of stock held in the Fund Manager Trust by the Fund Manager Trustee.

(e)	The ESOP Trustee, in its discretion, may exercise its voting rights and any other rights or powers with respect to any other shares of stock held in the ESOP Trust by the ESOP Trustee.

12.8	TENDER OFFERS

As soon as practicable after the commencement of a tender offer or exchange offer (“Offer”) for shares of PPG Stock, the Administrator shall use his reasonable best efforts to cause each Participant whose Account has allocated to it any shares of PPG Stock to be advised in writing of the terms of the Offer, together with forms by which the Participant may instruct the Fund Manager Trustee, or revoke such instruction to tender shares of PPG Stock allocated to his Account, to the extent permitted under the terms of any such Offer. In advising Participants of their terms of the Offer, the Administrator may include statements from the management of the Corporation setting forth its position with respect to the Offer. The number of shares of PPG Stock with respect to which a Participant may provide instructions shall be the total number equivalent shares of PPG Stock allocated to the Participant’s Account as of the last day of the month preceding the month during

12.3

which the Offer commenced or such other date that may be designated by the Administrator as he deems appropriate for reasons of administrative convenience. The giving of instructions to the Fund Manager Trustee to tender shares and the tender thereof shall not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of the Participant’s interest in the Plan. Any securities received by the Fund Manager Trustee as a result of a tender of shares of PPG Stock allocated to Participants’ Accounts hereunder shall be held, and any cash so received shall be invested in short-terms investments for the Account of each Participant with respect to whom shares of PPG Stock were tendered pending any reinvestment by the Fund Manager Trustee consistent with the purposes of the Plan.

12.9	EXTENT OF PARTICIPANTS’ RIGHTS

(a)	At the time of withdrawal by a Participant, he shall be entitled to receive PPG Stock or cash as stated in Section 11.

(b)	There is no provision that the Current Market Value of any security or other investment will be equal to the purchase price of such security or other investment or that the total mount withdrawable in cash with respect to any Twenty-Four Month Hold Class or the Accumulated Mature Months Class will be equal to or greater than the amount of the Participant’s Savings and/or Elective Deferrals for such Twenty-Four Month Hold Class or the Accumulated Mature Months Class. Each Participant assumes all risks in connection with any decrease in the market price of any PPG Stock in the PPG Stock Fund or of any investment in any Fund allocated to his Account in accordance with the provisions of the Plan.

12.10	INVESTMENT POLICY

A Savings Plan investment policy sets forth the types of investment funds that may be made available to Participants. The policy sets forth a funds “benchmark” and the actions that may be taken if a fund does not perform to its benchmark over an extended period of time.

12.11	ERISA SECTION 404(c)

The Plan intends to be in compliance with ERISA Section 404(c).

12.12	DEEMED INVESTMENT ELECTION

A Participant’s Elective Deferrals contributed under a deemed election pursuant to Section 2.1(b) shall be invested in the Fund specified from time to time by the Benefits Investment Committee subject to the Participant’s right to redirect the investment of such amounts in accordance with the foregoing provisions of this Section 12.

12.4

SECTION 13

DESIGNATION OF BENEFICIARIES IN THE EVENT OF DEATH

13.1	SURVIVING SPOUSE

(a)	In the case of a Participant who is legally married at the time of his death, his Beneficiary shall be his surviving Spouse.

(b)	A married Participant may designate a person(s) other than his Spouse, pursuant to Section 13.2, with the written consent of his Spouse on a form provided by the Administrator, which conforms to the requirements of paragraph (c) below.

(c)	An election by a married Participant to designate a Beneficiary other than his Spouse shall be accompanied by a form provided by the Administrator and executed by the Participant’s Spouse, which provides either:

(1)	The Spouse’s consent to the particular Beneficiary designation. Such consent shall be irrevocable unless or until the Participant elects to change such designation. Any such change, other than the Participant’s designation of his Spouse as sole Beneficiary, requires spousal consent to such change in accordance with this paragraph (1) or in accordance with paragraph (2) below; or

(2)	The Spouse’s general consent to the effect that the Participant may designate a Beneficiary without obtaining his Spouse’s consent to the particular Beneficiary designation. Such consent must acknowledge that the Spouse is aware of his right to give a more limited consent. Such consent shall be irrevocable.

Spousal consent forms, whether pursuant to paragraph (c)(1) or (c)(2) must be witnessed by a Plan representative or by a notary public and filed with the Administrator, in this case the SPSC.

13.2	OTHER BENEFICIARY

(a)	In the case of a Participant who is not legally married at the time of his death, or a married Participant described in either Section 13.1(b) or (c), his Beneficiary shall be the person(s) named by him on the latest written designation filed with the Administrator. Such designation shall become effective on the day it is delivered to the Administrator provided the Participant is alive on such day.

(b)	In the case of a Participant:

(1)	Who is not legally married at the time of his death or whose Spouse has filed a spousal consent form with the Administrator pursuant to Section 13.1(c)(2) and who has not designated a Beneficiary; or

13.1

(2)	Whose designated Beneficiary does not survive him,

amounts in the Participant’s Account shall be distributed in accordance with the Plan to the Participant’s estate.

13.3	CHANGE OR REVOCATION

Subject to the provisions of this Section 13, the designation of a Beneficiary may be changed or revoked.

13.4	PAYMENT

Upon the death of a Participant, the total vested amount remaining in his Account shall, at such time as may be elected by the Beneficiary, subject to the requirements of Code Section 401(a)(9) and the regulations thereunder, be paid to such Participant’s Beneficiary in cash or in shares of PPG Stock to the extent elected by the Beneficiary and to the extent monies in the PPG Stock Fund have been invested in PPG Stock on the effective date of the distribution.

13.2

SECTION 14

NONASSIGNABILITY

14.1	PROHIBITION OF ALIENATION

Except as provided in Section 14.2, no person shall have any power to encumber, sell, alienate or otherwise dispose of his interest under the Plan prior to actual payment to and receipt thereof by such person; nor shall the Administrator recognize any assignment in derogation of the foregoing. No interest hereunder of any person shall be subject to attachment, execution, garnishment or any other legal, equitable, or other process, except as otherwise required by law.

14.2	QUALIFIED DOMESTIC RELATIONS ORDERS

(a)	Section 14.1 shall not apply to the extent that a Participant’s interest under the Plan is alienated pursuant to a “Qualified Domestic Relations Order” (“QDRO”) as defined in Code Section 414(p).

(b)	All amounts taken from a Participant’s Account, as provided in a QDRO, shall be immediately available to the Alternate Payee for withdrawal. Payments to Alternate Payees will be made in accordance with procedures established by the Administrator.

14.3	DELAY OF DISTRIBUTION

In the discretion of the Administrator, a Participant’s request to receive a distribution may be delayed for a period, not to exceed six months, if the Administrator has notice that part or all of the Participant’s Account may be subject to alienation pursuant to a Qualified Domestic Relations Order.

14.4	FIDUCIARY BREACH OR CRIME

At the direction of the Administrator, the Administrator may alienate a Participant’s interest in the Plan under certain cases involving a fiduciary breach or crime against the Plan.

14.1

SECTION 15

TRUSTEE, ADMINISTRATION, FUNDING AND

INVESTMENT POLICY OF THE PLAN

15.1	TRUSTEES OF THE PLAN

PPG, on behalf of itself and as agent for its designated Subsidiary Corporations and Affiliates, shall enter into Trust Agreement(s) with a corporation or association having trust powers to act as Trustee(s) under the Plan. The Board, or its designee, may, from time to time, remove such Trustee(s) or any successor Trustee(s) and such Trustee(s) or any successor Trustee(s) may resign.

15.2	ADMINISTRATION

(a)	The Administrator shall have sole discretion and complete authority:

(1)	To determine eligibility for benefits in accordance with the provisions of the Plan; and

(2)	To correct administrative Account or Fund errors; and

(3)	To make factual findings; and

(4)	To construe the terms of the Plan; and

(5)	To control and manage the operation of the Plan; and

(6)	To suspend any confirmed transactions for transfers, fund reallocations, loans, withdrawals, distributions or other transactions requiring the sale of PPG Stock in the event there are not sufficient funds immediately available to process such transactions in accordance with Section 4.2(d).

(b)	Subject to the limitations of the Plan, the Administrator from time to time shall establish rules for the administration and interpretation of the Plan and the transaction of its business. The determination of the Administrator as to any disputed question shall be conclusive. All actions, decisions and interpretations of the Administrator in administering the Plan shall be performed in a uniform and nondiscriminatory manner.

(c)	Claims and Appeal Procedures

(1)	This Section 15.2(c), in respect of all claims arising under the Plan other than with respect to the determination of whether a domestic relations order is qualified pursuant to Section 14.2, shall supersede and preempt any and all procedures for settlement of disputes or resolutions of grievances under any other agreements or plans.

15.1

(2)	Benefits shall be claimed by written application on a form filed in accordance with procedures established and uniformly applied by the Administrator or its delegate. The Administrator shall make all determinations as to the right of any Participant, Beneficiary or Spouse to receive a benefit under the Plan and the amount of such benefit. The time, manner and form of distribution of such benefit shall occur in accordance with the terms of the Plan.

(3)	If a claim is wholly or partially denied by the Administrator, written notice of the decision shall be furnished by the Administrator to the claimant within 90 days after receipt of the claim or, if special circumstances require an extension of time for processing the claim, within 180 days after receipt of the claim (in which case notice of the delay will be given to the claimant during the initial 90-day period). The notice containing the Administrator’s decision shall include:

(A)	The specific reason or reasons for the adverse decision with reference to the pertinent Plan provisions on which the denial is based; and

(B)	A description of additional material or information, if any, necessary to perfect such claim and a statement of why such material or information is necessary; and

(C)	An explanation of the Plan’s review procedure, including any time limits applicable to such procedures; and

(D)	A statement of the claimant’s right to bring an action under ERISA Section 502(a) following an adverse benefit determination upon review.

(4)

If a claim is denied in whole or in part under this Section 15.2(c), the claimant shall have the right to request a full and fair review of the denial. Such request must be made in writing and must be delivered to the Administrator within 60 days of receipt of the written notice of claim. In such review, the claimant or his duly authorized representative shall have the right to review any pertinent Plan documents and to submit any issues or comments in writing. In addition, (A) the claimant shall have the right to submit documents, records and other information relating to the claim for benefits and (B) the claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information that is relevant to the claim for benefits. In the sole discretion of the Administrator, the Administrator or its delegate may arrange to meet personally with the claimant and/or the claimant’s representative or have a written hearing for the purpose of understanding the claimant’s position and any related evidence that the claimant wishes to offer. In all cases, the Administrator’s review of the appeal shall take

15.2

into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

For purposes of the claim and appeal procedures contained in this Section 15.2(c) information is considered “relevant” to a claimant’s claim if such document, record or other information (A) was relied upon in making the benefit determination without regard to whether such document, record or other information was relied upon in making the determination or (B) demonstrates compliance with the Plan’s review procedures and that, if appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(5)	The Administrator, within 60 days after receipt of the request for review, or, in special circumstances such as where the Administrator in its sole discretion finds there is a need to hold a hearing, within 120 days of receipt of the request for review (in which case notice of the delay will be given to the claimant during the initial 60-day period), shall give written notice of its decision to the claimant in writing. The notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions upon which the decision is based. In addition, the written notice of the decision denying a claim shall contain (A) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information that is relevant to the claimant’s claim for benefits and (B) a statement of the claimant’s right to bring an action under ERISA Section 502(a). If the claim has not been granted and the notice is not furnished within the period of time specified above, the claim shall be deemed to be denied. The decision on appeal shall be binding on all parties.

(d)	Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally and physically competent and of age. If the Administrator determines that such person is mentally or physically incompetent or is a minor, payment shall be made to the legally appointed guardian, conservator or other person who has been appointed by a court of competent jurisdiction to care for the estate of such person, provided that proper proof of such appointment is furnished in a form and manner suitable to the Administrator. Any payment made under the provisions of this paragraph (d) shall be a complete discharge of any liability therefor under the Plan. The Administrator shall not be required to see to the proper application of any such payment.

(e)	The Administrator may employ counsel and other agents and may procure such clerical, accounting and other services as the Administrator may require in carrying out the provisions of the Plan.

(f)	The Administrator shall not receive any compensation from the Plan for his services.

15.3

(g)	The Corporation shall indemnify and save harmless the Administrator against all expenses and liabilities arising out of the Administrator’s service as such, excepting only expenses and liabilities arising from the Administrator’s own gross negligence or willful misconduct, as determined by the Board.

(h)	For purposes of ERISA:

(1)	The “named fiduciary” for operation and administration of the Plan as provided in ERISA Section 402(a)(1) shall be the Administrator.

(2)	The “named fiduciary” with respect to control and management of the assets of the Fund as provided in ERISA Section 402(c)(3) shall be the Executive Committee and the Benefits Investment Committee.

(3)	The “administrator” of the Plan as provided in ERISA Section 3(16) shall be the Administrator.

(i)	The agent for service of legal process shall be the Secretary of PPG or the Administrator.

(j)	Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

15.3	ADMINISTRATIVE EXPENSES OF THE PLAN

(a)	The Administrator may charge to the Plan any or all fees, costs and expenses (collectively “Expenses”) incurred in administering the Plan that the Administrator determines are reasonable and necessary to the administration of the Plan.

(b)	For purposes of explanation, but not for purposes of limitation, Expenses may include (1) fees charged by the Trustee, auditors, Financial Companies, Mutual Funds, Investment Counsel and other accountants, actuaries, attorneys and consultants or advisors employed by the Administrator, (2) costs and expenses (both internal and external) associated with the administration of the Plan and (3) any fees reimbursed from the Fund Manager Trustee to the Administrator for administrative services. Reimbursement may also include any interest earned on Participant’s funds while being held for Participant’s use subsequent to a withdrawal.

(c)	The Administrator shall adopt rules for allocating the reimbursements and Expenses to the Funds and to Participants’ Accounts. Such rules shall be incorporated herein as a part of this Plan and shall be applied in a uniform and nondiscriminatory manner.

(d)	Any Expenses that are not charged to the Plan shall be paid by the Corporation.

15.4

15.4	PARTICIPANTS’ STATEMENTS

Each Participant shall be furnished regular statements of his Account showing his Savings, Elective Deferrals, Catch-Up Contributions and/or Company Contributions and the Gain or Loss attributable thereto in each Fund other than the PPG Stock Fund, Matching Contributions in the PPG Stock Fund attributable to his Account and the Gain or Loss attributable thereto and the number of units and equivalent shares of PPG Stock allocated to his Account. Such statements shall be issued quarterly. If a Participant believes that information on the statement is incorrect, he must notify the SPSC. Adjustments, if any, will be applied only to the beginning of the activity period covered by the most recent statement.

15.5	ELECTIONS AND NOTICES

Any election made or notice given by a Participant must be given in the manner and the time prescribed by the Administrator in the procedure established by the Administrator. An election of any optional form(s) of benefit available under the Plan shall not be subject to any discretion by the Corporation or by the Administrator.

15.6	AMENDMENT, MODIFICATION, DISCONTINUANCE OR TERMINATION

(a)	PPG reserves the right, by action of the Board or by such other person or committee as may be designated by the Board acting in accordance with a procedure adopted and approved by the Board, to amend or modify the Plan. No amendment or modification of the Plan shall reduce the amount credited to Participants’ Accounts or provide or have the effect of providing that the funds held in trust by the Trustees, or the income thereof, may be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries.

(b)	PPG reserves the right, by action of the Board or by such other person or committee as may be designated by the Board acting in accordance with a procedure adopted and approved by the Board, to terminate the Plan in its entirety, discontinue contributions under the Plan or terminate the participation in the Plan of the employees of any Corporation (other than PPG) or of any designated United States citizens or foreign nationals employed by a foreign Subsidiary Corporation or a foreign Affiliate. Any Corporation (other than PPG) may terminate its participation in the Plan with respect to its employees or discontinue its contributions under the Plan for any reason at any time. Upon termination or partial termination of the Plan or complete discontinuance of contributions as to any Participants, the amounts credited to the Accounts of affected Participants shall be nonforfeitable.

(c)	Notwithstanding paragraphs (a) and (b) above, no amendment or modification of the Plan shall:

(1)	Reduce the amount credited to Participants’ Accounts; or

15.5

(2)	Have the effect of providing that funds held in trust by the Trustee(s) or the income thereof may be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries; or

(3)	Eliminate or reduce an early retirement benefit or retirement-type subsidy (as defined in Code Section 411(d)(6) and regulations thereunder) or eliminate an optional form of benefit with respect to benefits attributable to service before the amendment, except as such amendment is permitted pursuant to Code Section 411(d)(6)(C) and regulations thereunder.

(d)	Notwithstanding paragraphs (a) and (b) above, the Plan may not be amended, modified or terminated, in whole or in part, so as to adversely affect the rights of Participants, and the contributions of PPG under the Plan may not be discontinued or the formula by which the amount of the contributions of PPG is determined changed in a manner adverse to Participants, for a period of 24 months following a Change in Control of PPG. As used herein, a “Change in Control” of PPG means the occurrence of any one of the following events:

(1)	A third person, including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of PPG’s outstanding voting securities ordinarily having the right to vote for the election of directors of PPG unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in paragraph (2) below); or

(2)	Individuals who constitute the board of Directors of PPG (the “Board”) as of January 1, 2000 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board, provided that any person becoming a director subsequent to such date whose election or nomination for election by PPG’s shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of PPG, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as through such person were a member of the Incumbent Board; or

(3)	The shareholders of PPG approve a transaction providing for:

(A)	The merger, consolidation or other combination of PPG with another corporation (other than a wholly-owned subsidiary) where PPG is not the surviving entity; or

(B)	The sale of all or substantially all of the assets of PPG; or

15.6

(C)	The liquidation or dissolution of PPG; or

(4)	A majority of the Board otherwise determines that a Change in Control has occurred.

(e)	Currently the Board has delegated to the Employee Benefits Committee the authority to adopt any change contemplated by this Section 15.6.

15.7	MERGER OR CONSOLIDATION

(a)	In the event of any merger or consolidation of the Plan with, or a transfer of the assets and liabilities of the Plan to, any other qualified plan, each Participant must (if such other plan were terminated immediately after such merger, consolidation or transfer) receive a benefit under such other plan that is equal to or greater than the benefit he would have been entitled to receive under the Plan (if the Plan had been terminated immediately prior to such merger, consolidation or transfer). Accordingly, upon any merger or consolidation of this Plan with, or transfer of assets or liabilities to, any other qualified plan, the last business day prior to such merger, consolidation or transfer the Administrator shall perform the valuation and accounting procedures normally performed for Daily Valuation. All Account balances in this Plan shall thereupon be carried over into the merged, consolidated or transferee plan, which shall contain provisions for full vesting of Accounts upon termination.

(b)	Notwithstanding the foregoing, this Plan shall not, through merger, consolidation or transfer of assets or liabilities, receive a direct or indirect transfer of a Participant’s interest in a defined benefit plan, a defined contribution plan subject to the funding standards of Code Section 412 (other than an ESOP described in Code Section 401(a)(11)(C)), or any other defined contribution plan that does not satisfy the requirements of Code Section 401(a)(11)(B)(iii), unless this Plan is first amended to satisfy the applicable joint and survivor annuity and qualified preretirement survivor annuity requirements of Code Sections 401(a)(11)(A) and 417.

(c)	Any such merger, consolidation or transfer must be specifically approved by the Employee Benefits Committee.

15.8	UNDELIVERABLE DISTRIBUTIONS

Each Participant and Beneficiary shall keep the Administrator advised of his current address. If a distribution to be made under the Plan is undeliverable because the Administrator is unable to locate the Participant or Beneficiary to whom the distribution is to be made, the amount thereof shall be forfeited after the amount has remained undeliverable for 12 months after the date on which it first became distributable. Such forfeited amount shall be applied to reduce any subsequent Company Contributions required under the Plan; or, if the Plan has been terminated, any amount not previously so applied shall be credited on a pro rated basis to the Accounts of all Participants at the time of such termination. If such Participant or Beneficiary subsequently claims such

15.7

amount, he shall be entitled to receive a distribution from the Plan, in cash, equal to such amount plus interest from the date such amount was applied to reduce the amount of the Company Contributions at the rate such amount would have earned had it been invested in the stable value. To provide for such distribution the Corporation shall make a contribution to the Plan equal to the amount to be distributed or, if the Plan has been terminated, the Corporation shall make a payment to such Participant or Beneficiary.

15.9	CONSTRUCTION

(a)	The Plan is intended to conform to the applicable requirements of ERISA and the Code. Except to the extent otherwise provided in ERISA and the Code, this Plan shall be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania (including its statute of limitations provisions but excluding its choice of law provisions).

(b)	As used herein, the masculine shall include the feminine and the singular shall include the plural, and vice versa, unless the context clearly indicates otherwise.

(c)	The headings are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

15.10	CONTRACT OF EMPLOYMENT

The adoption and maintenance of the Plan and Trust shall not be deemed to be a contract between the Corporation and any of its employees. Nothing contained herein shall be deemed to give to any employee the right to be retained in the employ of the Corporation or to interfere with the right of the Corporation to discharge any of its employees at any time for any reason; nor shall it be deemed to give to the Corporation the right to require any employee to remain in its employ nor shall it interfere with the employee’s right to terminate his employment at any time.

15.11	EMPLOYEE STOCK OWNERSHIP PLAN

The portion of the Plan that is invested in PPG Stock is an employee stock ownership plan and is operated and interpreted in accordance with Code Section 4975(e)(7) and the regulations promulgated thereunder. The Plan also complies with ERISA Section 404(c) except for the confidential voting of PPG Stock.

15.12	PUT OPTION REQUIREMENTS

(a)	PPG Stock that is acquired with the proceeds of an Acquisition Loan and that is not publicly traded when distributed, or if it is subject to a trading limitation when distributed, shall be subject to a put option. For purposes of this paragraph (a), a “trading limitation” on PPG Stock is a restriction under any federal or state securities law or any regulation thereunder, or an agreement affecting PPG Stock that would make PPG Stock not as freely tradable as stock not subject to such restriction.

15.8

(b)	The put option may be exercised only by a Participant or a Participant’s Beneficiary (including an estate) to whom PPG Stock passes by reason of a Participant’s death. The put option shall permit a Participant to put the PPG Stock to the Corporation. Under no circumstances may the put option bind the Plan. However, the Plan shall have the option to assume the rights and obligations of the Corporation at the time that the put option is exercised. If it is known at the time a loan is made that federal or state law will be violated by the Corporation’s honoring such put option, the put option shall permit the PPG Stock to be put, in a manner consistent with such law, to a third party (e.g., an Affiliate or a shareholder other than the Plan) that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial.

(c)	The put option shall commence as of the day following the date the PPG Stock is distributed to the Participant and end 60 days thereafter and if not exercised within such 60-day period, an additional 60-day option shall commence on the first day of the fifth month of the Plan Year next following the date the stock was distributed to the Participant (or such other 60-day period as provided in regulations promulgated by the Secretary of the Treasury). However, in the case of PPG Stock that is publicly traded without restrictions when distributed but ceases to be so traded within either of the 60-day periods described herein after distribution, the Corporation shall notify each holder of such PPG Stock in writing on or before the tenth day after the date PPG Stock ceases to be so traded that for the remainder of the applicable 60-day period PPG Stock is subject to the put option. The number of days between the tenth day and the date on which notice is actually given, if later than the tenth day, shall be added to the duration of the put option. The notice shall inform distributees of the term of the put options that they are to hold. The terms shall satisfy the requirements of this Section 15.12.

(d)	(1)

The put option is exercised by the holder’s notifying the Corporation in writing that the put option is being exercised; the notice shall state the name and address of the holder and the number of shares to be sold.

(2)	The Period during which a put option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal or state law.

(3)	The price at which a put option must be exercisable is the value of PPG Stock determined in accordance with Treasury Regulation Section 54.4975-11(d)(5).

(4)

The provisions for payment under the put option shall be reasonable. The deferral of payment is reasonable if adequate security and a reasonable interest rate are provided for any credit extended and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time. Periodic payments are reasonable if annual

15.9

installments, beginning within 30 days after the date the put option is exercised, are substantially equal. Generally, the payment period may not end more than five years after the date the put option is exercised. However, it may be extended to a date no later than the earlier of ten years from the date the put option is exercised or the date the proceeds of the loan used by the Plan to acquire the PPG Stock subject to such put option are entirely repaid.

(5)	Payment under a put option shall not be restricted by the provisions of a loan or any other arrangement, including the terms of the Corporation’s articles of incorporation, unless so required by applicable state law.

(e)	An arrangement involving the Plan that creates the put option shall not provide for the issuance of put options other than as provided under this Section 15.12. The Plan (and the Trust Fund) must not otherwise obligate itself to acquire PPG Stock from a particular holder thereof at an indefinite time determined upon the happening of an event such as the death of the holder.

(f)	Notwithstanding any other provision of the Plan regarding a Participant’s right to exercise a put option, in the case of a distribution of Employer Securities that are not readily tradable on an established securities market, the Plan shall provide the Participant with a put option that complies with the requirements of Code Section 409(h). Such put option shall provide that if a Participant exercises the put option, the Corporation, or the Plan if the Plan so elects, shall repurchase the Employer Securities as follows:

(1)	If the distribution constitutes a Total Distribution, payment of the fair market value of a Participant’s Account balance shall be made in five substantially equal annual payments. The first installment shall be paid not later than 30 days after the Participant exercises the put option. The Plan will pay a reasonable rate of interest and provide adequate security on amounts not paid after 30 days.

(2)	If the distribution does not constitute a Total Distribution, the Plan shall pay the Participant an amount equal to the fair market value of the Employer Securities repurchased no later than 30 days after the Participants exercises the put options.

15.13	INDEPENDENT APPRAISER

All valuations of Employer Securities that are not readily tradable on an established securities market with respect to activities carried on by the Plan shall be made by an independent appraiser meeting requirements similar to those contained in regulations under Code Section 170(a)(1).

15.14	LOANS TO THE TRUST

(a)	The Plan may borrow money for any lawful purpose, provided the proceeds of an Acquisition Loan are used within a reasonable time after receipt only for any or all of the following purposes:

(1)	To acquire PPG Stock; or

15.10

(2)	To repay such loan; or

(3)	To repay a prior Acquisition Loan.

(b)	All loans to the Trust that are made or guaranteed by a disqualified person must satisfy all requirements applicable to exempt loans as set forth in Code Section 4975(e)(7).

(c)	The terms of each Acquisition Loan must, at the time the loan is made, be at least as favorable to the Trust as the terms of a comparable loan resulting from arm’s length negotiations between independent parties. Each Acquisition Loan shall be for a specific term and shall bear a reasonable rate of interest. An Acquisition Loan may be secured by a pledge of the Employer Securities acquired with the proceeds of the Acquisition Loan (or acquired with the proceeds of a prior Acquisition Loan that is being refinanced). No other Trust assets may be pledged as collateral for an Acquisition Loan, and no lender shall have recourse against Trust assets other than:

(1)	Collateral given for the Acquisition Loan; and

(2)	Company Contributions in the form of Loan Payments made pursuant to Section 3.4; and

(3)	Earnings attributable to such collateral and the investment of such Company Contributions.

An Acquisition Loan shall not be payable on demand except in the event of default. In the event of default of an Acquisition Loan, the value of Plan assets transferred in satisfaction of the Acquisition Loan shall not exceed the amount of default. If the lender is a disqualified person within the meaning of Code Section 4975(e)(2), the Acquisition Loan must provide for a transfer of Trust assets on default only upon and to the extent of the failure of the Trust to meet the payment schedule of the Acquisition Loan. Payments of principal and/or interest on any Acquisition Loan shall be made by the ESOP Trustee only from Matching Contributions in the form of Loan Payments, from earnings attributable to such contributions, from any cash dividends received by the Trust with respect to PPG Stock acquired with the proceeds of an Acquisition Loan, in appropriate circumstances, from the proceeds from the disposition of PPG Stock acquired with the proceeds of an Acquisition Loan and, in accordance with Section 3.4(f)(2), from Dividends otherwise payable on shares of PPG Stock allocated to Participants’ Accounts.

(d)	In acquiring PPG Stock, the ESOP Trustee shall take all appropriate and

15.11

necessary measures to ensure that the Trust pays no more than “adequate consideration” (within the meaning of ERISA Section 3(18)) for such securities. All PPG Stock acquired with the proceeds of an Acquisition Loan shall be placed in the Suspense Account established by the ESOP Trustee. To the extent required for the purpose of pledging such PPG Stock as collateral for the Acquisition Loan, the shares held as collateral in the Suspense Account and the Released But Not Allocated Account may be physically segregated from other Trust assets. Any pledge of PPG Stock must provide for the release of the securities so pledged as payments on the Acquisition Loan are made by the ESOP Trustee and for such securities to be allocated to Participants pursuant to Sections 3.1 and/or 3.2.

(e)	Except as otherwise permitted in Section 15.12, no PPG Stock acquired with the proceeds of an Acquisition Loan shall be subject to any put, call or other option or any buy-sell or similar agreement while held by and when distributed from the Trust, whether or not the Plan constitutes an “employee stock ownership plan” within the meaning of Code Section 4975(e)(7) at such time and whether or not the Acquisition Loan has been repaid at such time.

15.12

SECTION 16

LIMITATIONS ON CONTRIBUTIONS

AND BENEFITS

16.1	FEDERAL LAW LIMITS

In no event shall Company Contributions, Savings, Catch-Up Contributions and/or Elective Deferrals exceed any applicable limitation imposed by federal law.

16.2	DEFINITIONS

For purposes of this Section 16 only, the following words and phrases shall have the following meanings:

(a)

ACTUAL DEFERRAL PERCENTAGE means, with respect to an Eligible Employee for a Plan Year, the ratio (expressed as a percentage), of Elective Deferrals on behalf of the Eligible Employee for the Plan Year to the Eligible Employee’s Compensation for the Plan Year. For purposes of the ADP test, Elective Deferrals shall be taken into account for a Plan Year only if such Deferrals relate to Compensation that either would have been received by the Participant but for the deferral election or is attributable to services performed by the Participant in the Plan Year and would have been received by the Participant within 2 1/2 months after the close of the Plan Year but for the deferral election.

(b)	ANNUAL ADDITIONS mean the amount allocated to a Participant’s Account in this Plan and in any other defined contribution retirement plan maintained by the Corporation during the Limitation Year that constitutes:

(1)	Company Contributions; and

(2)	Employee Contributions (Savings and/or Elective Deferrals); and

(3)	Forfeitures; and

(4)	Amounts described in Code Sections 415(l)(1) and 419(A)(d)(2).

In the event Company Contributions are made in the form of Loan Payments, Annual Additions shall include only the amount of principal paid by such Loan Payments.

Annual Additions shall not include any amount added to a Participant’s Account in accordance with Section 3.4(f)(2) and restorative payments as defined under Treasury Regulation Section 1.415(c)-1(b)(2)(ii)(C).

(c)	AVERAGE ACTUAL DEFERRAL PERCENTAGE (“ADP”) means, with respect to a Plan Year, the average (expressed as a percentage) of the Actual Deferral Percentages of the Eligible Employees for such Plan Year.

16.1

(d)	AVERAGE CONTRIBUTION PERCENTAGE (“ACP”) means, with respect to a Plan Year, the average (expressed as a percentage) of the Contribution Percentages of the Eligible Employees for such Plan Year.

(e)

COMPENSATION means compensation as defined in Code Section 415, including (1) amounts paid after a Participant’s severance from employment with the Employer, provided the amounts are paid by the later of 2 1/2 months after severance from employment or the end of the limitation year that includes the date of severance from employment and (A) the amounts paid would have been otherwise included in the definition of Compensation if they were paid prior to the Participant’s severance from employment with the Employer; (B) the amounts paid are payments for unused accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use the leave if employment had continued; and (C) the amounts paid are payments received by a Participant pursuant to a nonqualified unfunded deferred compensation plan, but only to the payment would have been paid to the Participant at the same time if the Participant had continued his employment with the Employer and only to the extent that the payment is includible in the Participant’s gross income; (2) amounts paid to a Participant to the extent excludible from the Participant’s gross income on account of the location of the services or because all amounts paid by the Employer with respect to the Participant are excluded from gross income; provided, however, that such amounts shall not be treated as Compensation to the extent they are not effectively connected to the conduct of a trade or business in the United States; (3) amounts includible in the gross income of the Participant under the rules of Code Section 409A or 457(f)(1)(A) or because the amounts are constructively received by the Participant; and (4) payments made to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code Section 414(u)(1)) or disability to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering military service or becoming disabled.

The annual Compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2008 shall not exceed $245,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

(f)	CONTRIBUTION PERCENTAGE means, with respect to an Eligible Employee for a Plan Year, the ratio (expressed as a percentage) of the sum of the Savings and Matching Contributions under the Plan on behalf of the Eligible Employee for the Plan Year to the Eligible Employee’s Compensation for the Plan Year.

16.2

(g)	CORPORATION or EMPLOYER means PPG and all members of a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c) as modified by Code Section 415(h)) or affiliated service groups (as defined in Code Section 414(m)) of which PPG is a part or any other entity that must be aggregated with PPG under Code Section 414 (o).

(h)	EMPLOYEE means an employee of the Corporation and shall include a Leased Employee as defined under Section 16.2(n). Notwithstanding the foregoing, if such Leased Employees constitute less than 20% of the Corporation’s nonhighly compensated work force within the meaning of Code Section 414(n)(1)(C)(ii), the term “Employee” shall not include any Leased Employees covered by a plan described in Code Section 414(n)(5) unless otherwise provided by the terms of this Plan other than in this Section 16.

(i)	EMPLOYER SECURITIES means stock described in Code Section 4975(e)(8) or in Treasury Regulations Section 54.4975-12.

(j)	EXCESS AGGREGATE CONTRIBUTIONS means the amount described in Code Section 401(m)(6)(B).

(k)	EXCESS CONTRIBUTIONS means the amount described in Code Section 401(k)(8)(B).

(l)	EXCESS DEFERRAL AMOUNT means the amount of Elective Deferrals for a year that the Participant allocates to this Plan pursuant to the claim procedure set forth in Section 16.12(b).

(m)	HIGHLY COMPENSATED EMPLOYEE means a highly compensated employee as defined in Code Section 414(q) and the regulations promulgated pursuant thereto.

(1)	Generally, a Highly Compensated Employee means a highly compensated active employee and highly compensated former employee who:

(A)	Was a 5% owner (as defined in Code Section 416(i)(1)) of the Corporation at any time during the current or the preceding year; or

(B)

For the preceding year, (i) had compensation from the Corporation in excess of $110,000 (as adjusted by the Secretary pursuant to Code Section 415(d), except that the base period shall be the calendar quarter ending September 30, 1996) and (ii) if the Corporation, in accordance with the Code, regulations and IRS pronouncements, elects the application of this clause for such

16.3

preceding year, was in the top-paid group of Employees for such preceding year. For this purpose, an Employee is in the top-paid group of Employees for any year if such Employee is in the group consisting of the top 20% of the Employees when ranked on the basis of compensation paid during such year.

(2)	For purposes of this definition, compensation means compensation within the meaning of Code Section 415(c)(3).

(3)	For purposes of this definition, Employees who are non-resident aliens and who have no earned income (as defined in Code Sections 911(d)(2)) that constitutes income from sources within the United States (under Code Section 861(a)(3)) shall be excluded from consideration as Employees.

(4)

In determining the top 20% of Employees for purposes of paragraph (1)(B), the following Employees shall be excluded: (A) Employees who have not completed six months of service; (B) Employees who normally work less than 17 1/2 hours per week; (C) Employees who normally work less than six months during any year; (D) Employees who have not attained age 21; and (E) except to the extent provided in regulations of the Secretary of the Treasury, Employees included in a unit of employees covered by a collective bargaining agreement between an Affiliated Company and employee representatives.

(5)	A former Employee will be deemed to be a Highly Compensated Employee if he was a Highly Compensated Employee either (A) at the time of his Termination of Employment or (B) at any time after reaching age 55.

(n)	LEASED EMPLOYEE means any person (other than an Employee of the Corporation) who pursuant to an agreement between the Corporation and any other person (“leasing organization”) has performed services for the Corporation (or for the Corporation and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of the Corporation.

(o)	LIMITATION YEAR means the calendar year.

(p)	NON-HIGHLY COMPENSATED EMPLOYEE means an Employee of the Employer who is not a Highly Compensated Employee.

16.3	MAXIMUM ANNUAL ADDITION

For each Plan Year, the Annual Addition to the Accounts of a Participant under the Plan and to the accounts of such Participant under all other defined contribution plans maintained by the Corporation, any Affiliate or a predecessor employer to the extent provided by Treasury Regulation Section 1.415(f)-1(c) may not exceed the lesser of:

(a)	$49,000, as adjusted for increases in the cost-of-living under Code Section 415(d); or

16.4

(b)	100% of the Participant’s Compensation for the Plan Year.

16.4	SPECIAL RULES

The Compensation limitation included in Code Section 415(c) shall not apply to:

(a)	Any contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or 419A(f)(2)) that is otherwise treated as an Annual Addition, or

(b)	Any amount otherwise treated as an Annual Addition under Code Section 415(l)(1).

16.5	MAXIMUM AMOUNT OF ELECTIVE DEFERRALS

No Employee shall be permitted to have Elective Deferrals made under this Plan during any calendar year in excess of $16,500 or the applicable amount determined in accordance with Code Section 402(g).

16.6	AVERAGE ACTUAL DEFERRAL PERCENTAGE

(a)	Effective January 1, 2009, the Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the current Plan Year shall not exceed the Average Actual Deferral Percentage for the current Plan Year for eligible Employees who are Non-Highly Compensated Employees for the current Plan Year multiplied by 1.25; or

(b)	The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the current Plan Year shall not exceed the Average Actual Deferral Percentage for the current Plan Year for Eligible Employees who are Non-Highly Compensated Employees for the current Plan Year multiplied by two, provided that the Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for the current Plan Year for Eligible Employees who are Non-Highly Compensated Employees for the current Plan Year by more than two percentage points.

16.7	MULTIPLE PLANS

(a)	For purposes of this Section 16, the Actual Deferral Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals allocated to his Account under two or more plans or arrangements described in Code Section 401(k) that are maintained by the Corporation or an Affiliate shall be determined as if all such Elective Deferrals were made under a single arrangement.

16.5

(b)	The determination and treatment of the Elective Deferrals and Actual Deferral Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of Treasury.

16.8	AVERAGE CONTRIBUTION PERCENTAGE

(a)	Effective January 1, 2008, the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the current Plan Year shall not exceed the Average Contribution Percentage for the current Plan Year for Eligible Employees who are Non-Highly Compensated Employees for the current Plan Year multiplied by 1.25; or

(b)	The Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the current Plan Year shall not exceed the Average Contribution Percentage for the current Plan Year for Eligible Employees who are Non-Highly Compensated Employees for the current Plan Year multiplied by two, provided that the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Contribution Percentage for the current Plan Year for Eligible Employees who are Non-Highly Compensated Employees for the current Plan Year by more than two percentage points.

16.9	SPECIAL RULES

(a)	For purposes of this Section 16, the Contribution Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to make Employee Contributions or to receive Company Contribution or Elective Deferrals allocated to his Account under two or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k) that are maintained by the Corporation or an Affiliate shall be determined as if all such contributions and Elective Deferrals were made under a single plan.

(b)	In the event that this Plan satisfied the requirements of Code Section 410(b) only if aggregated with one or more plans, or if one or more other plans satisfy the requirements of Code Section 410(b) only if aggregated with this Plan, then this Section 16 shall be applied by determining the Contribution Percentages of Eligible Employees as if all such plans were a single plan.

(c)	The determination and treatment of the Contribution Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of Treasury.

(d)	For purposes of this Section 16.9, the Administrator shall take the appropriate action steps necessary to limit Highly Compensated Employee contribution rates.

16.10	QUALIFIED VOLUNTARY EMPLOYEE CONTRIBUTIONS

The Plan shall accept no Employee Contributions designated by the Participant as deductible employee contributions (within the meaning of Code Section 72(o)(5)(A)) for a taxable year of the Participant beginning after December 31, 1986.

16.6

16.11	DISTRIBUTION OF EXCESS DEFERRALS

(a)	Notwithstanding any other provision of the Plan, Excess Deferral Amounts and income allocable thereto for the Plan Year for which said Excess Deferral Amounts were made, but not for any period between the close of such Plan Year and the date said Excess Deferral Amounts are distributed, shall be distributed no later than each April 15 to Participants who claim such allocable Excess Deferral Amounts for the preceding Year.

(b)	The Participant’s claim shall (1) be in writing, (2) be submitted to the Administrator no later than March 1, (3) specify the Participant’s Excess Deferral Amount for the preceding Year and (4) be accompanied by the Participant’s written statement that if such amounts are not distributed, such Excess Deferral Amount, when added to amounts deferred under other plans or arrangements described in Code Section 401(k), 408(k) or 403(b), exceeds the limit imposed on the Participant by Code Section 402(g) for the year in which the deferral occurred.

(c)	Maximum Distribution Amount

The Excess Deferral Amount distributed to a Participant with respect to a Plan Year shall be adjusted for income allocable thereto for the Plan Year for which said Excess Deferral Amount was made, but not for any period between the close of such Plan Year and the date said Excess Deferral Amount is distributed, and, if there is a Loss allocable to the Excess Deferral, shall in no event be less than the lesser of the Participant’s Account under the Plan or the Participant’s Elective Deferrals for the Plan Year.

16.12	DISTRIBUTION OF EXCESS CONTRIBUTIONS

(a)	Notwithstanding any other provisions of the Plan, Excess Contributions and income allocable thereto for the Plan Year for which said Excess Contributions were made, but not for any period between the close of such Plan Year and the date said Excess Contributions are distributed, shall be distributed no later than the last day of each Plan Year to Participants on whose behalf such Excess Contributions were made for the preceding Plan Year.

(b)	Determination of Income

The income allocable to Excess Contributions shall be determined by multiplying income allocable to the Participant’s Elective Deferrals for the Plan Year by a fraction, the numerator of which is the Excess Contribution on behalf of the Participant for the preceding Plan Year and the denominator of which is the sum of the Participant’s Account balances attributable to Elective Deferrals on the last day of the preceding Plan Year.

16.7

(c)	Maximum Distribution Amount

The Excess Contributions that would otherwise be distributed to the Participant shall be adjusted for income for the Plan Year for which said Excess Deferral Amounts were made, but not for any period between the close of such Plan Year and the date said Excess Deferral Amounts are distributed, shall be reduced, in accordance with regulations, by the amount of Excess Deferrals distributed to the Participant and shall, if there is a Loss allocable to the Excess Contributions, in no event be less than the lesser of the Participant’s Account under the Plan or the Participant’s Elective Deferrals for the Plan Year.

(d)	Accounting for Excess Contributions

Amounts distributed under this Section 16 shall first be treated as distributions from the Participant’s Elective Deferral Account.

(e)	The amount of a Highly Compensated Employee’s Excess Contributions will be determined in the following manner. The amount by which the Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage would have to be reduced to satisfy the ADP test or cause such percentage to equal the Actual Deferral Percentage of the Highly Compensated Employee with the next highest percentage shall be determined. This process shall be repeated until the ADP test would be satisfied. The amount of Excess Contributions is equal to the sum of these hypothetical reductions multiplied, in each case, by the Highly Compensated Employee’s Compensation. The identity of the Highly Compensated Employees subject to distribution (or recharacterization) of Excess Contributions will be determined using the “dollar leveling method” starting with the Highly Compensated Employee with the greatest dollar amount of elective and other contributions treated as elective contributions for the Plan Year until the amount of Excess Contributions have been accounted for. The amount of Excess Contributions to be distributed (or recharacterized) shall be reduced by Excess Deferral Amounts previously distributed for the taxable year ending in the same Plan Year and Excess Deferral Amounts to be distributed for a taxable year will be reduced by Excess Contributions previously distributed or recharacterized for the Plan Year beginning in such taxable year.

(f)

Notwithstanding the foregoing, if a Participant who is eligible to make Catch-Up Contributions, as described under Section 2.7 of this Plan, is determined to have made Excess Contributions during such Plan Year, the portion of such excesses that consist solely of such Participant’s Elective Deferral Contributions shall first be treated as Catch-Up Contributions, subject to applicable limitations under Code Section 414(v) and subject to Proposed Treasury Regulation Section 1.414(v)-1. After such excesses are first treated as Catch-Up Contributions to the extent permissible, the elimination of any additional such excesses shall be made in accordance with the rules described in the preceding paragraphs. If any Elective Deferral Contributions are treated as Catch-Up

16.8

Contributions under this Section 16.12(f), such treatment shall be accompanied by a forfeiture of the corresponding Matching Contributions, if any. In addition, any income or losses allocable to excesses that are treated as Catch-Up Contributions under this Section 16.12(f) shall be treated as income or losses attributable to such Catch-Up Contributions and shall not be subject to distribution under the prior provisions of this Section 16.12.

16.13	DISTRIBUTION OF EXCESS AGGREGATE CONTRIBUTIONS

(a)	Excess Aggregate Contributions and income allocable thereto for the Plan Year for which said Excess Aggregate Contributions were made, but not for any period between the close of such Plan Year and the date said Excess Aggregate Contributions are distributed, shall be forfeited, if otherwise forfeitable under the terms of this Plan or, if not forfeitable, distributed no later than the last day of each Plan Year to Participants to whose Accounts Employee Contributions or Matching Contributions were allocated for the preceding Plan Year.

For purposes of this Section 16.13, the allocable Gain or Loss for the period between the end of the Plan Year and the date of correction shall not be taken into consideration when determining the income allocable to Excess Aggregate Contributions.

(b)	Determination of Income

The income allocable to Excess Aggregate Contributions shall be determined by multiplying the income allocable to the Participant’s Employee Contributions and Matching Contributions for the Plan Year by a fraction, the numerator of which is the Excess Aggregate Contributions on behalf of the Participant for the Plan Year and the denominator of which is the sum of the Participant’s Account balance attributable to Employee Contributions and Matching Contributions as of the beginning of the Plan Year plus Employee Contributions and Matching Contributions for the Plan Year.

(c)	Maximum Distribution Amount

The Excess Aggregate Contributions to be distributed to a Participant shall be adjusted for income for the Plan Year for which said Excess Aggregate Contributions were made, but not for any period between the close of such Plan Year and the date said Excess Aggregate Contributions are distributed and, if there is a Loss allocable to the Excess Aggregate Contribution, shall in no event be less than the lesser of the Participant’s Account under the Plan or the Participant’s Employee Contributions and Matching Contributions for the Plan Year.

(d)	Accounting for Excess Aggregate Contributions

Excess Aggregate Contributions shall be distributed from the Participant’s Employee Contribution account and forfeited if otherwise forfeitable under the

16.9

terms of the Plan (or, if not forfeitable, distributed) from the Participant’s Matching Contribution account in proportion to the Participant’s Employee Contributions and Matching Contributions for the Plan Year.

(e)	The amount of a Highly Compensated Employee’s Excess Aggregate Contributions will be determined in the following manner. The amount by which the Contribution Percentage of the Highly Compensated Employee with the highest Contribution Percentage would have to be reduced to satisfy the ACP test or cause such percentage to equal the Contribution Percentage of the Highly Compensated Employee with the next highest percentage shall be determined. This process shall be repeated until the ACP test would be satisfied. The amount of Excess Aggregate Contributions is equal to the sum of these hypothetical reductions multiplied, in each case, by the Highly Compensated Employee’s Compensation. The identity of the Highly Compensated Employees subject to distribution (or recharacterization) of Excess Aggregate Contributions will be determined using the “dollar leveling method” starting with the Highly Compensated Employee with the greatest dollar amount (determined after the distribution of any Excess Aggregate Contributions) of contributions taken into account in calculating the ACP test for the Plan Year until the amount of Excess Aggregate Contributions have been accounted for. Forfeitures of Excess Aggregate Contributions shall not be allocated to Participants whose contributions are reduced in accordance with Section 16.12 and/or 16.13.

16.15	ALLOCATION OF FORFEITURES

(a)	Amounts forfeited by Highly Compensated Employees under this Section 16 shall be treated as Annual Additions and either:

(1)	Applied to reduce Company Contributions if forfeitures of Company Contributions under the Plan are applied to reduce Company Contributions; or

(2)	Allocated, after all other forfeitures under the Plan and subject to Section 16.15(b), to the same Participants and in the same manner as such other forfeitures of Company Contributions are allocated to other Participants under the Plan.

(b)	Notwithstanding the foregoing, no forfeitures arising under this Section 16 shall be allocated to the Account of any Highly Compensated Employee.

16.16	REDUCTION OF HIGHLY COMPENSATED EMPLOYEE ELECTIVE DEFERRALS OR SAVINGS

Notwithstanding any provisions of the Plan, the maximum amount of Elective Deferrals or Savings of Participants who are Highly Compensated Employees may be reduced from time to time by the Administrator so as to enable the Plan to meet the nondiscrimination requirements of the Code. The Administrator shall prescribe the manner and procedures to determine a Participant’s status as a Highly Compensated Employee, the applicable determination year and the manner and procedures by which any such reductions shall be carried out.

16.10

16.17	RS COGEN SAFE HARBOR

The portion of the Plan benefiting Participants who are employed by RS CoGen LLC is intended to comply with the safe harbor provisions of Code Sections 401(k)(12) and 401(m)(10). Accordingly, notwithstanding any other provision of the Plan, such Participants (including any Elective Deferral, Savings contributions or Company Contributions made by such Participants or on behalf of such Participants) shall be disregarded for purposes of the ADP and ACP Tests.

16.11

SECTION 17

TOP-HEAVY PROVISIONS

This Section 17 shall become operative for a Plan Year and shall supersede any conflicting provisions of the Plan only if, on the last day of the preceding Plan Year, the Administrator determines that the Plan is a Top-Heavy Plan.

17.1	TOP-HEAVY RATIO

(a)	If the Corporation maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Corporation has never maintained any defined benefit plan that has covered or could cover a Participant in this Plan, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of the Account balances of all Key Employees as of the Determination Date (including any part of any Account balance distributed in the five-year period ending on the Determination Date) and the denominator of which is the sum of all Account balances (including any part of any Account balance distributed in the five-year period ending on the Determination Date) of all Participants as of the Determination Date. Both the numerator and denominator of the Top-Heavy Ratio are adjusted to reflect any contribution that is due but unpaid as of the Determination Date. For purposes of this paragraph (a), the Account balances of an employee shall be increased by any distributions made to such employee during the one-year period ending on the Determination Date (or, in the case of distributions made for reasons other than severance from employment, death and disability, the five-year period ending on the Determination Date).

(b)	If the Corporation maintains or has maintained one or more defined benefit plans that have covered or could cover a Participant in this Plan, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of Account balances under the defined contribution plans for all Key Employees and the Present Value of accrued benefits under the defined benefit plan for all Key Employees, and the denominator of which is the sum of the Account balances under the defined contribution plans for all Participants and the Present Value of accrued benefits under the defined benefit plans for all Participants. Both the numerator and denominator of the Top-Heavy Ratio are adjusted for any distribution of an Account balance of an accrued benefit made in the one-year period ending on the Determination Date and any contribution due but unpaid as of the Determination Date.

(c)	For purposes of paragraphs (a) and (b) above, the value of Account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date.

17.1

(d)	The Account balance and accrued benefit of a Participant who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the Top-Heavy Ratio and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Code Section 416 and the regulations thereunder. Nondeductible voluntary Participant contributions are included in the computation. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. The Account balance of a former Participant who has not performed any service for the Corporation (except Plan benefits) over the one-year period ending on the Determination Date, shall be disregarded. When aggregating plans, the value of Account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same year.

17.2	PERMISSIVE AGGREGATION GROUP means the Required Aggregation Group of plans plus any other plan or plans of the Corporation that, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

17.3	REQUIRED AGGREGATION GROUP means:

(a)	Each qualified plan of the Corporation, including any terminated plan that was maintained by the Corporation any time within the one-year period ending on the Determination Date in which at least one Key Employee participates; and

(b)	Any other qualified plan of the Corporation that enables a plan described in (a) above to meet the requirements of Code Sections 401(a)(4) or 410.

17.4	DETERMINATION DATE means the last day of the preceding Plan Year.

17.5	VALUATION DATE means, for purposes of this Section 17, the last day of the Plan Year.

17.6	PRESENT VALUE means, for purposes of calculating the Top-Heavy Ratio, the value based on an interest rate of 5% per annum and mortality according to the 1984 Unisex Pension Mortality Table.

17.7	TOP-HEAVY DEFINITION

If the Top-Heavy Ratio for all plans in the Required Aggregation Group (RAG) exceeds 6/10, then all plans in the RAG are Top-Heavy unless there exists a Permissive Aggregation Group (PAG) for which the Top-Heavy Ratio does not exceed 6/10, in which case no plan in the PAG is Top Heavy.

17.8	MINIMUM ALLOCATION

(a)

Except as otherwise provided in paragraph (b) and (c) below, Company Contributions and forfeitures allocated on behalf of any Participant who is not a Key Employee shall not be less than the lesser of 3% of such Participant’s compensation or in the case where the Corporation has no defined benefit plan

17.2

that designates this Plan to satisfy Code Section 401, the highest rate of Corporation Contributions and forfeitures, as limited by Section 17.10, allocated on behalf of any Key Employee for that year. The minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation or would have received a lesser allocation for the year because of:

(1)	The Participant’s failure to complete 1,000 Hours of Service (or any equivalent provided in the Plan); or

(2)	The Participant’s failure to make mandatory employee contributions to the Plan; or

(3)	Compensation less than a stated amount.

(b)	For purposes of computing the minimum allocation, “compensation” means a Participant’s compensation as determined under Code Section 415(c)(3).

(c)	The provisions in paragraph (a) above shall not apply to any Participant who was not employed by the Corporation on the last day of the Plan Year.

(d)	The provisions in paragraph (a) above shall not apply to any Participant to the extent the Participant is covered under any other plan(s) of the Corporation where the Corporation has provided that the minimum allocation or benefit requirement applicable to Top-Heavy plans will be met in the other plan(s).

(e)	For purposes of determining the highest rate of contribution applicable to any Key Employee under paragraph (a) above, amounts that such Key Employee elects to defer as Elective Deferrals shall be counted.

(f)	Notwithstanding any contrary provision herein, effective for Plan Years commencing on or after January 1, 2002, Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2). Matching Contributions that are used to satisfy the minimum contribution requirements under Section 17 of the Plan also shall be treated as Matching Contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

17.9	NO FORFEITABILITY OF MINIMUM ALLOCATION

The minimum allocation required (to the extent required to be nonforfeitable under Code Section 416(b)) may not be forfeited under Code Section 411(a)(3)(B) or 411(a)(3)(D).

17.10	COMPENSATION LIMITATION

For any Plan Year in which the Plan is Top-Heavy, the annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2008, shall not exceed $245,000, as adjusted for cost-of-living

17.3

increases in accordance with Code Section 401(a)(17)(B). Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

17.11	KEY EMPLOYEE

Key Employee means a person who at any time during the Plan Year or the preceding four Plan Years was:

(a)	An officer (i.e., an employee who is an officer in fact and who earns for the year in excess of $160,000 (as adjusted under Code Section 416(i)(1))). The number of officers is limited to a maximum of the lesser of:

(1)	50 employees; or

(2)	The greater of three employees or 10% of all employees.

(b)	A shareholder (i.e., any employee who:

(1)	Owns more than a 5% interest in the Corporation; or

(2)	Owns 1% or more interest in the Corporation and earns compensation from the Corporation in excess of $150,000 annually).

(c)	A Beneficiary of a Key Employee is a Key Employee. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(I) and the regulations thereunder.

(d)	Non-Key Employee shall mean any Employee who is not a Key Employee as defined in paragraph (a), (b) or (c) above.

17.12	METHOD OF DETERMINING ACCRUED BENEFIT

Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is Top-Heavy (within the meaning of Code Section 416(g)) the accrued benefit of an employee other than a Key Employee (within the meaning of Code Section 416(i)(1)) shall be determined under:

(a)	The method, if any, that uniformly applies for accrual purposes under all plans maintained by the Corporation or any Affiliate; or

(b)	If there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

17.4

SECTION 18

SPECIAL RULES FOR EMPLOYEES IN PUERTO RICO

18.1	PURPOSE AND EFFECT

The purpose of this Section 18 is to comply with the requirements of PR-Code Sections 1165(a) and (e). The provisions of this Section 18 shall be effective January 1, 2009, and shall only apply to those Eligible Employees of the Corporation whose compensation is subject to Puerto Rico income tax (“Section 18 Eligible Employee”). In addition to complying with the applicable provisions of the Plan, Section 18 Eligible Employees must comply with the provisions of this Section 18. In the event of a discrepancy or conflict between this Section 18 and the other provisions of the Plan, that affects a Section 18 Eligible Employee, the provisions of this Section 18 shall prevail.

18.2	TYPE OF PLAN

It is the intent of the Corporation that the Plan be a stock bonus plan as defined in Article 1165-1(b)(1)(iii) of the PR-Code Regulations and that it include a qualified cash or deferred arrangement pursuant to PR-Code Section 1165(e).

18.3	LIMITATIONS ON SECTION 18 ELIGIBLE EMPLOYEE’S ELECTIVE DEFERRALS

Notwithstanding the provisions of Section 16, in no event shall a Section 18 Eligible Employee’s Elective Deferrals for any calendar year exceed the maximum amount permitted to be deferred under PR-Code Section 1165(e)(7)(A). The maximum deferred amount contained in PR-Code Section 1165(e)(7)(A) shall be (a) $9,000 for the Plan Year beginning January 1, 2010, (b) $10,000 for Plan Years beginning January 1, 2011 and 2012 and (c) $12,000 for Plan Years beginning on and after January 1, 2013, or as otherwise provided under the PR-Code.

18.4	HIGHLY COMPENSATED SECTION 18 EMPLOYEES

Any Section 18 Eligible Employee who, determined on the basis of Compensation (as that term is defined in Section 16.2(e)) for each Plan Year, has greater Compensation than two-thirds of all other Section 18 Eligible Employees shall be considered a Highly Compensated Section 18 Eligible Employee.

18.5	ADDITIONAL LIMITATIONS ON SECTION 18 ELIGIBLE EMPLOYEE’S COMPENSATION REDIRECTION AMOUNTS

For each Plan Year, in addition to satisfying the actual deferral percentage test of Code Section 401(k) and set forth in Section 16, the Plan shall satisfy the average deferral percentage test of PR-Code Section 1165(e)(3) and the regulations promulgated thereunder. If for any Plan Year the average deferral percentage test of PR-Code Section 1165(e)(3) is failed, excess contributions relating to Section 18 Eligible Employees shall not be distributed according to the provisions of Section 16.12. Instead, the Corporation

18.1

shall make a qualified non-elective contribution as defined in PR-Code Section 1165(e)(3)(E)(ii) to correct the failed test. The qualified non-elective contribution shall be allocated among non-Highly Compensated Section 18 Eligible Employees in the manner prescribed by PR-Code Section 1165(e)(3) and the regulations thereunder. The Administrator may, at any time during the Plan Year, restrict the Elective Deferrals allowed to a Highly Compensated Section 18 Eligible Employee if it determines that such restriction is necessary to assure the Plan’s compliance with the average deferral percentage test of PR-Code Section 1165(e)(3).

18.6	CATCH-UP CONTRIBUTIONS

Provided he has attained age 50 before the close of the Plan Year, a Section 18 Eligible Employee shall be eligible to make catch-up contributions in accordance with Section 2.6, and subject to the limitations of PR-Code Section 1165(e)(7)(C). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of PR-Code Section 1165(e)(7(A). The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of PR-Code Sections 1165(e)(3)(A)(ii)(I) and (II) and 1165(e)(3)(B)(i) and (ii), as applicable, by reason of the making of such catch-up contributions.

18.7	SAVINGS CONTRIBUTIONS

Notwithstanding the provisions of Section 2.2, in no event shall a Section 18 Eligible Employee be permitted to make Savings Contributions in excess of 10% of his Eligible Earnings.

18.8	ROLLOVER CONTRIBUTIONS

Rollover Contributions as defined in Section 4.3 by a Section 18 Eligible Employee into the Plan may only be allowed if such Rollover Contributions come from another plan qualified under both Code Section 401(a) and PR-Code Section 1165(a) and (e).

18.9	WITHDRAWALS ON ACCOUNT OF HARDSHIP

Withdrawals of Elective Deferrals, Rollover and Catch-Up Contributions by Section 18 Eligible Employees on account of Hardship described in Section 9.5 shall be allowed in accordance with the deemed hardship standards under Article 1165-8 (d)(2) of the Regulations issued under the PR-Code and to the extent permitted under both Section 9.5 and such deemed hardship standards under Article 1165-8(d)(2) of the Regulations under the PR-Code. A Section 18 Eligible Employee who makes a hardship withdrawal pursuant to this Section 18.9 shall not be permitted to make any Elective Deferral Contributions, Catch-Up Contributions or Savings Contributions until the end of the 12-month period commencing on the date such withdrawal was received by the Section 18 Eligible Employee.

18.10	ROTH ELECTIVE DEFERRALS

Section 18 Eligible Employees are not permitted to make Roth Elective Deferrals described in Section 2.7.

18.2

18.11	MATCHING CONTRIBUTIONS

To the extent permissible under ERISA each matching contribution made by the Corporation for the benefit of a Section 18 Eligible Employees is expressly conditioned on the deductibility of such contribution under PR-Code Section 1023(n) for the taxable year for which contributed. If the Puerto Rico Treasury Department disallows the deduction, or if the contribution was made by mistake of fact, such contributions shall be returned to the Corporation within one year after the disallowance of the deduction (to the extent disallowed), or after the payment of the contribution, respectively.

18.12	ELIGIBLE ROLLOVER DISTRIBUTIONS

Notwithstanding the provisions of Section 11.5, a Section 18 Eligible Employee may, in addition to the rollover options set forth in Section 11.5, request at the time and manner prescribed by the Administrator, to have the entire portion of a lump-sum distribution from the Plan paid directly to a Puerto Rico Eligible Retirement Plan (as defined below) in a direct rollover. For purposes of this paragraph, the term “Puerto Rico Eligible Retirement Plan” means a qualified trust described in PR-Code Section 1165(a) and an individual retirement account or annuity described in PR-Code Sections 1169 (a) and (b), respectively, that accepts a Section 18 Eligible Employee’s eligible rollover distribution.

18.13	GOVERNING LAW

With respect to Section 18 Eligible Employees and any Subsidiary or Affiliate engaged in trade or business in Puerto Rico, the Plan shall also be governed and construed according to the PR-Code, where such law is not in conflict with the applicable federal laws.

18.14	USE OF TERMS

All terms and provisions of the Plan shall apply to this Section 18, except that where the terms and provisions of the Plan and this Section 18 conflict, the terms and provisions of this Section 18 shall govern except to the extent that the terms and provisions of this Section 18 conflict with the requirements of Code Section 401(a).

18.3